UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)

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[   ]     Preliminary Proxy Statement
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[X]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to §240.14a-12

HOMETRUST BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 14, 2013

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of HomeTrust Bancshares, Inc., we cordially invite you to attend our annual meeting of stockholders.  The meeting will be held at 10:00 a.m., local time, on Monday, November 25, 2013, at the Renaissance Hotel, located at 31 Woodfin Street, Asheville, North Carolina.

An important aspect of the annual meeting process is the stockholder vote on corporate business items. I urge you to exercise your rights as a stockholder to vote and participate in this process.  Stockholders are being asked to consider and vote upon: (1) the election of four directors of the Company; and (2) the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditors for the fiscal year ending June 30, 2014.

This year we are using a Securities and Exchange Commission rule to furnish our proxy statement, Annual Report and proxy card over the internet to stockholders.  This means that stockholders will not receive paper copies of these documents.  Instead, stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting.  If you would like to receive a copy of the printed materials, the notice contains instructions on how you can request copies of these documents.

Regardless of whether you plan to attend the annual meeting in person, please read the accompanying proxy statement and then vote by internet, telephone or mail as promptly as possible.  Voting promptly will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Your Board of Directors and management are committed to the success of HomeTrust Bancshares, Inc. and the enhancement of your investment.  As Chairman and Co-Chief Executive Officer, I want to express my appreciation for your confidence and support.

Very truly yours, /s/ F. Edward Broadwell, Jr. F. Edward Broadwell, Jr. Chairman of the Board and Co-Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 25, 2013

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of HomeTrust Bancshares, Inc. will be held as follows:

TIME AND DATE	10:00 a.m. local time Monday, November 25, 2013
PLACE	Renaissance Hotel 31 Woodfin Street Asheville, North Carolina
ITEMS OF BUSINESS	(1) The election of four directors.
(2) The ratification of the appointment of Dixon Hughes Goodman LLP as HomeTrust Bancshares, Inc.’s independent auditors for the fiscal year ending June 30, 2014.
RECORD DATE	Holders of record of HomeTrust Bancshares, Inc. common stock at the close of business on October 1, 2013 are entitled to vote at the annual meeting or any adjournment or postponement thereof.
PROXY VOTING

It is very important that your shares be represented and voted at the annual meeting.  Regardless of whether you plan to attend the annual meeting in person, please read the accompanying proxy statement and then vote by internet, telephone or mail as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS /s/ F. Edward Broadwelll, Jr. F. EDWARD BROADWELL, JR. Chairman of the Board and Co-Chief Executive Officer

Asheville, North Carolina
October 14, 2013

HOMETRUST BANCSHARES, INC.
10 Woodfin Street
Asheville, North Carolina 28801
(828) 259-3939
_______________________________

PROXY STATEMENT
_______________________________

INTRODUCTION

The HomeTrust Bancshares, Inc. Board of Directors is using this proxy statement to solicit proxies from the holders of the Company’s common stock for use at the Company’s upcoming annual meeting of stockholders.  The annual meeting of stockholders will be held at 10:00 a.m., local time, on Monday, November 25, 2013 at the Renaissance Hotel, located at 31 Woodfin Street, Asheville, North Carolina.  At the meeting, stockholders will be asked to vote on two proposals.  The proposals are set forth in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail below.  Stockholders also will consider any other matters that may properly come before the meeting or any adjournment or postponement of the meeting, although the Board of Directors knows of no other business to be presented.  HomeTrust Bancshares, Inc. is referred to in this proxy statement from time to time as the “Company,” “HomeTrust Bancshares,” “we,” “us” or “our.”  Certain of the information in this proxy statement relates to HomeTrust Bank (sometimes referred to as the “Bank”), a wholly owned subsidiary of the Company.

We have decided to use the “Notice and Access” rule adopted by the Securities and Exchange Commission (the “SEC”) to provide access to our proxy materials over the internet instead of mailing a printed copy of the proxy materials to each stockholder. As a result, on or about October 14, 2013, we will mail to all stockholders only a “Notice of Internet Availability of Proxy Materials” that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the internet.  You will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice of Internet Availability of Proxy Materials.

By submitting your proxy, either by executing and returning the accompanying proxy card or by voting electronically via the internet or by telephone, you authorize the Company’s Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions.  The Board of Directors also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

This proxy statement and the accompanying materials are first being made available to stockholders on or about October 14, 2013.

Your proxy vote is important.  Whether or not you plan to attend the meeting, please vote your proxy by internet, telephone or mail as promptly as possible.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote on the following proposals:

Proposal 1.	The election of four directors of the Company.

Proposal 2.	The ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditors for the fiscal year ending June 30, 2014.

Stockholders also will transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.  Members of our management team will be present at the meeting to respond to appropriate questions from stockholders.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote FOR the election of the director nominees named in this proxy statement and FOR the ratification of the appointment of Dixon Hughes Goodman LLP.

Who is entitled to vote?

The record date for the meeting is October 1, 2013.  Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.  The only class of stock entitled to be voted at the meeting is the Company’s common stock.  Each outstanding share of common stock is entitled to one vote for all matters before the meeting; provided, however, that pursuant to Section D of Article 5 of the Company’s charter, no person who beneficially owns more than 10% of the shares of the Company’s common stock outstanding as of the record date may vote shares in excess of that amount.  At the close of business on the record date there were 20,622,788 shares of common stock outstanding.

What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.  If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote your shares with respect to any “non-discretionary” items.  In the case of non-discretionary items, the shares will be treated as “broker non-votes.”  Whether an item is discretionary is determined by the exchange rules governing your broker.  It is expected that the ratification of the appointment of Dixon Hughes Goodman LLP will be considered a discretionary item and that the election of directors will be considered a non-discretionary item.

What if I hold shares through the HomeTrust Bank Employees’ 401(k) and Profit Sharing Account Plan?

Shares of HomeTrust Bancshares common stock purchased through the HomeTrust Bank Employees’ 401(k) and Profit Sharing Account Plan (the “401(k) plan”) are held as part of the 401(k) plan’s Employer Stock Fund.  The Employer Stock Fund is comprised of shares of HomeTrust Bancshares common stock.  If you hold an interest in the Employer Stock Fund, the trustees of the 401(k) plan will provide instructions to you on how to exercise voting rights with respect to your proportionate interest in the Employer Stock Fund. The number of shares of common stock held in the Employer Stock Fund that the trustees votes for, withhold (in the case of the election of directors), against and abstain on each matter will be proportionate to the voting instructions given by the 401(k) plan participants. Where no voting instructions are given by the participant, the shares will be voted in the manner directed by the plan administrator, HomeTrust Bank.

What if I hold shares through the HomeTrust Bancshares, Inc. Employee Stock Ownership Plan?

We maintain an employee stock ownership plan for our employees, which beneficially owned 1,058,000 shares of the Company’s common stock as of the voting record date, or approximately 5.13% of total shares outstanding as of the voting record date.  As of the voting record date, 52,900 of the shares held by the employee stock ownership plan had been allocated to participant accounts.  Each participant may instruct the trustee of the plan how to vote the shares of common stock allocated to his or her account under the employee stock ownership plan.  If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant’s shares in accordance with the instructions.  Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, the trustee will vote the shares “FOR” the election of the director nominees named in this proxy statement and “FOR” the ratification of the appointment of Dixon Hughes Goodman LLP.  In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, and in the case of shares held in the employee stock ownership plan but not allocated to any participant’s account, the trustee will vote such shares in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of the Company’s common stock outstanding on the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.  An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1.  You may vote by mail.  If you properly complete and sign the proxy card, it will be voted in accordance with your instructions.

2.  You may vote by telephone. If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included on the proxy card.  If you vote by telephone, you do not have to mail in your proxy card.

3.  You may vote on the internet.  If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote on the internet by following the instructions included on the proxy card.  If you vote on the internet, you do not have to mail in your proxy card.

4.  You may vote in person at the meeting.  If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of the Company’s common stock on October 1, 2013, the record date for voting at the annual meeting.

Can I vote by telephone or on the internet if I am not a registered stockholder?

If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the internet.

Can I change my vote after I submit my proxy?

If you are a registered stockholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	signing another proxy with a later date;
•	voting by telephone or on the internet -- your latest telephone or internet vote will be counted;
•	giving written notice of the revocation of your proxy to the Corporate Secretary of the Company prior to the annual meeting; or
•	voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

What if I do not specify how my shares are to be voted?

If you are a registered stockholder and you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the four director nominees named in this proxy statement; and
•	FOR the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditors for the fiscal year ending June 30, 2014.

Will any other business be conducted at the annual meeting?

The Board of Directors knows of no other business that will be conducted at the meeting.  If any other proposal properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to approve the proposals?

Director nominees who receive the highest number of votes for the positions to be filled will be elected.  The ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditors requires the affirmative vote of a majority of the votes cast on the matter.

How will withheld votes and abstentions be treated?

If you withhold authority to vote for one or more director nominees or if you abstain from voting on any of the other proposals, your shares will still be included for purposes of determining whether a quorum is present.  If you abstain from voting on any of the proposals other than the election of directors, your shares will be included in the number of shares voting on that proposal and, consequently, your abstention will have the same practical effect as a vote against that proposal.

How will broker non-votes be treated?

Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum.  Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal.  Consequently, any broker non-votes will have the following effects:

Proposal 1	Broker non-votes will have no effect on the election of directors.

Proposal 2
Broker non-votes will not be counted in determining the number of shares necessary for the ratification of the appointment of the Company’s independent auditors and will, therefore, reduce the absolute number, but not the percentage, of the affirmative votes required for the approval of that proposal.

Who can I call if I have questions?

If you have any questions, you can call Teresa White, Senior Vice President, Chief Administration Officer and Corporate Secretary, at 828-350-4808.

STOCK OWNERSHIP

As of October 1, 2013, there were 20,622,788 shares of the Company’s common stock outstanding.  The following table sets forth, as of October 1, 2013, certain information as to those persons who were known by management to be beneficial owners of five percent or more of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,230,985(1)	5.97%

Keeley Asset Management Corp. Keeley Small Cap Value Fund 111 West Jackson, Suite 810 Chicago, IL 60604	1,098,125(2)	5.32%

HomeTrust Bancshares, Inc. Employee Stock Ownership Plan 10 Woodfin Street Asheville, North Carolina 28801	1,058,000(3)	5.13%
_______________
(1)
As reported by Wellington Management Company, LLP (“Wellington”) in a Schedule 13G filed with the SEC on February 14, 2013.  Wellington reported having shared voting power as to 1,054,500 shares and shared dispositive power as to 1,230,985 shares.

(2)
As reported by Keeley Asset Management Corp. (“Keeley Asset Management”) and Keeley Small Cap Value Fund in a Schedule 13G filed with the SEC on February 7, 2013.  Keeley Asset Management reported having sole voting and dispositive powers as to 1,098,125 shares and Keeley Small Cap Value Fund reporting having no sole or shared voting or dispositive powers as to any shares.

(3)
Of the 1,058,000 shares held by the employee stock ownership plan as of October 1, 2013, 52,900 were allocated to participant accounts.  Each participant may instruct the trustee of the plan how to vote the shares of common stock allocated to his or her account.  In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, and in the case of shares held in the employee stock ownership plan but not allocated to any participant’s account, the trustee will vote such shares in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.

The following table sets forth, as of October 1, 2013, certain information as to the shares of common stock beneficially owned by our directors and named executive officers and by all directors and executive officers as a group.  The address of each person in the table is: c/o HomeTrust Bancshares, Inc., 10 Woodfin Street, Asheville, North Carolina 28801.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class

H. Stanford Allen	19,705	(2)	0.10
Sidney A. Biesecker	34,868	(2)	0.17
F. Edward Broadwell, Jr.	265,721	(2)(3)(4)	1.29
Robert. G. Dinsmore, Jr.	7,050		0.03
William T. Flynt	24,100		0.12
J. Steven Goforth	24,100		0.12
Craig C. Koontz	35,100		0.17
Larry S. McDevitt	24,100		0.12
F.K. McFarland, III	26,700	(5)	0.13
Peggy C. Melville	34,100		0.17
Howard L. Sellinger	48,561	(2)(3)	0.24
Robert E. Shepherd, Sr.	19,100		0.09
Dana L. Stonestreet	264,035	(2)(3)(6)	1.28
Tony J. VunCannon	53,356	(2)(3)	0.26
C. Hunter Westbrook	23,914	(2)	0.12
Directors and Executive Officers as a Group (17 persons)	958,480	(2)(3)	4.65
_______________
(1)
Amounts include shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or dispositive powers. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.

(2)
Includes shares allocated to accounts under the employee stock ownership plan, as follows: Mr. Allen – 605 shares; Mr. Biesecker – 768 shares; Mr. Broadwell – 914 shares; Mr. Stonestreet – 914 shares; Mr. Westbrook – 914 shares; Mr. VunCannon – 853 shares; Mr. Sellinger – 907 shares; and all directors and executive officers as a group –7,451shares.

(3)
Includes shares held in accounts under the 401(k) plan, as follows: Mr. Broadwell – 29,307 shares; Mr. Stonestreet – 56,821 shares; Mr. VunCannon – 21,003 shares; Mr. Sellinger – 14,654 shares; and all directors and executive officers as a group – 128,154 shares.

(4)	Includes 30,600 shares held by Mr. Broadwell’s spouse and 400 shares held by Mr. Broadwell’s spouse as custodian for their grandchildren.
(5)	Includes 3,800 shares held by Mr. McFarland’s spouse.
(6)	Includes 30,000 shares held by Mr. Stonestreet’s spouse and 60,000 shares held in a brokerage account pursuant to which they may serve as security for a margin loan.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of 12 members.  Approximately one-third of the Company’s directors are elected annually.  Directors of the Company are elected to serve for a three-year term or until their respective successors are elected and qualified.

The following table sets forth certain information regarding the composition of the Company’s Board of Directors, including each director’s term of office.  The Board of Directors, acting on the recommendation of the Governance and Nominating Committee, has recommended and approved the nominations of H. Stanford Allen, J. Steven Goforth, Robert E. Shepherd Sr. and Dana L. Stonestreet to serve as directors, each for a term of three years to expire at the annual meeting of stockholders to be held in fiscal 2017, following the Company’s fiscal year ending June 30, 2016.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the authority to vote for a nominee is withheld) will be voted at the annual meeting FOR the election of these director nominees.  If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend, acting on the recommendations of the Governance and Nominating Committee.  At this time, the Board of Directors knows of no reason why any nominee might be unable to serve if elected.  Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

Name	Age(1)	Position(s) Held in the Company and the Bank	Director Since(2)	Term of Office Expires in Fiscal

NOMINEES
H. Stanford Allen	60	Director, Senior Vice President and President for Cherryville Federal Bank Division	2010	2017
J. Steven Goforth	68	Director	2002	2017
Robert E. Shepherd, Sr.	72	Director	1988	2017
Dana L. Stonestreet	59	Director, President and Co-Chief Executive Officer	2007	2017

DIRECTORS REMAINING IN OFFICE

F. Edward Broadwell, Jr.	74	Chairman and Co-Chief Executive Officer	1965	2015
William T. Flynt	72	Director	2005	2015
Craig C. Koontz	63	Director	2010	2015
F. K. McFarland, III	56	Director	2003	2015
Sidney A. Biesecker	62	Director, Senior Vice President and President for Industrial Federal Bank Division	2010	2016
Robert G. Dinsmore, Jr.	68	Director	2012	2016
Larry S. McDevitt	71	Director	1987	2016
Peggy C. Melville	69	Director	2006	2016
_________________________
(1)	As of June 30, 2013.
(2)	Includes service as a director of the Bank.

Business Experience and Qualifications of Our Directors

The Board believes that the years of service that our directors have with us is one of their most important qualifications for service on our Board.  This service has given them extensive knowledge of the banking business and of the Company.  Furthermore, their service on our Board committees, especially in areas of audit, risk management and compensation, is critical to their ability to oversee the management of the Company by our executive officers.  Service on the Board by our Chief Executive Officer and our President is critical to aiding the outside directors’ understanding of the issues that are common in the banking business.  Each outside director brings special skills, experience and expertise to the Board as a result of their other business activities and associations.  The business experience of each of our directors for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that further supports his or her service as a director are set forth below. Unless otherwise indicated, each director has held his or her current position for the past five years.

H. Stanford Allen.  Mr. Allen is a Senior Vice President of HomeTrust Bank and serves as President for HomeTrust Bank’s Cherryville Federal Bank division, positions he has held since the acquisition of Cherryville Federal Bank in September 2010.  Prior to the acquisition, Mr. Allen held various officer positions for Cherryville Federal Bank since 1978, including Senior Vice President, Secretary and Treasurer from 1990 to 1995, Senior Vice President and Secretary from 1995 to1996, Executive Vice President and Senior Loan Officer from 1996 to 1999 and President and Chief Executive Officer from 1999 to 2010.  Mr. Allen also has served as a director of Cherryville Federal Bank since 1989.  Mr. Allen was appointed to the Board of Directors of HomeTrust Bank in 2010.

    From his 35 years at Cherryville Federal Bank, Mr. Allen brings a wealth of knowledge and experience to the Board in nearly all areas of banking operations as well as risk management.

    J. Steven Goforth.  Since 1965, Mr. Goforth has served as President of Southco Industries, Inc., Shelby, North Carolina, which manufactures forestry truck bodies, serves as a dealer for truck equipment manufacturers and provides material handling products for the custom steel fabrication industry.  Mr. Goforth has served as a director of Shelby Savings Bank since 1988.  Mr. Goforth became a director of HomeTrust Bank in 2002.

    As the owner and operator of several businesses outside of the banking industry, Mr. Goforth brings a different perspective to the Board.

    Robert E. Shepherd, Sr.  Mr. Shepherd retired in 2002 after serving for 29 years as Chief Executive Officer of Land-of-Sky Regional Council, a Western North Carolina planning and development organization comprised of four counties and 15 municipalities.  From 1969 to 1973, Mr. Shepherd served as Director of Development Planning and Research for the seven-county Economic Development Council of Northeastern Pennsylvania.  From 1966 to 1969, Mr. Shepherd worked as an agricultural economist for the U.S. Department of Agriculture and worked as an economist for the Department of Agriculture from 1963 to 1964.  From 1964 to 1966, Mr. Shepherd served as an intelligence officer for the U.S. Army at the Defense Intelligence Agency.  Mr. Shepherd has served as Chairman of national, state and regional church and civic groups, including the Blue Ridge Parkway Foundation, Western North Carolina Tomorrow, and the Givens Estates United Methodist Retirement Community and is Treasurer of the Pigeon River Fund Board.  Mr. Shepherd became a director of HomeTrust Bank in 1988.

    From his career in government service, Mr. Shepherd brings to the Board extensive knowledge and experience in budgeting and other financial matters.  Mr. Shepherd currently serves as Chairman of the Compensation Committee of the Board of Directors.

    Dana L. Stonestreet.  As part of the CEO succession plan for HomeTrust Bancshares and HomeTrust Bank, Mr. Stonestreet, who had been serving as President and Chief Operating Officer and as a director of HomeTrust Bank since 2007 and as President and Chief Operating Officer of HomeTrust Bancshares since HomeTrust Bank’s mutual-to-stock conversion, became Co-Chief Executive Officer of HomeTrust Bancshares and HomeTrust Bank effective July 1, 2013 and will become Chief Executive Officer of HomeTrust Bancshares and HomeTrust Bank effective on the date of the annual meeting.  Mr. Stonestreet will continue to serve as President of HomeTrust Bancshares and HomeTrust Bank and as a director of HomeTrust Bancshares and HomeTrust Bank.   Mr. Stonestreet joined HomeTrust Bank in 1989 as its Chief Financial Officer and was promoted to Chief Operating Officer in 2003.  Mr. Stonestreet began his career with Hurdman & Cranston (an accounting firm that was later merged into KPMG) as a certified public accountant.  Mr. Stonestreet also serves as a director and chairman for the Asheville Area Chamber of Commerce, a director of United Way and a director of the HUB Community Economic Development Alliance Board.  In addition, Mr. Stonestreet has served as a director for RiverLink, the YMCA, the North Carolina Bankers Association and other community organizations.

    Mr. Stonestreet’s 24 years of service with HomeTrust Bank gives him in-depth knowledge of nearly all aspects of its operations.  Mr. Stonestreet’s accounting background and prior service as HomeTrust Bank’s Chief Financial Officer also provide him with a strong understanding of the various financial matters brought before the Board.

Edward Broadwell, Jr.  As part of the CEO succession plan for HomeTrust Bancshares and HomeTrust Bank, Mr. Broadwell will be retiring as Chairman and Chief Executive Officer of HomeTrust Bancshares and HomeTrust Bank on the date of the annual meeting.  Effective July 1, 2013 until his retirement date, Mr. Broadwell is serving as Co-Chief Executive Officer of HomeTrust Bancshares and HomeTrust Bank with Mr. Stonestreet.  Mr. Broadwell will continue as a director of the Company and the Bank until the Company’s annual meeting of stockholders to be held in the fall of 2014.  Mr. Broadwell has served as Chief Executive Officer and as a director of HomeTrust Bank since 1965, and as Chairman of the Board since 2002.  Mr. Broadwell also served as President of HomeTrust Bank from 1965 to 2008.  In addition, Mr. Broadwell has served as Chairman and Chief Executive Officer of HomeTrust Bancshares since HomeTrust Bank’s mutual-to-stock conversion.  During the span of his 48 years with HomeTrust Bank, Mr. Broadwell has overseen an increase in the number of employees from six to over 300, an increase in the number of banking offices from one to 21 and an increase in asset size from $10 million to over $1.6 billion.  Throughout his career, Mr. Broadwell has served on the boards of numerous industry associations including America’s Community Banks, the American Bankers Association, Chairman of the NC Bankers Association, and other financial services companies, including the Federal Home Loan Bank of Atlanta from 1987 to 1991 and Republic Mortgage Insurance Corporation and its affiliate, RMIC Corporation, from 1972 to 2008.  Mr. Broadwell also served on the Federal Reserve Board’s Thrift Institutions Advisory Council from 2008 to 2010, and served as its President in 2010.  He served on the Federal Reserve Bank of Richmond’s Community Depository Institution Advisory Council from 2010 to 2013.  He currently serves as the Vice Chairman for the North Carolina State Bar IOLTA (Interest on Lawyers Trust Accounts) Board of Trustees.  In addition, Mr. Broadwell has served on the boards of numerous community organizations and has held several board positions with the University of North Carolina system, including its Board of Governors from 1995 to 2007 and the UNC-Chapel Hill Board of Visitors from 1992 to 1996 and currently serves as the Vice Chairman for the Board of Trustees of Western Carolina University.

From his 48 years as Chief Executive Officer of HomeTrust Bank, Mr. Broadwell brings to the Board invaluable institutional knowledge, strong leadership skills and a wealth of industry experience.

William T. Flynt.  Mr. Flynt retired as Senior Vice President of HomeTrust Bank and President of its Home Savings Bank division in 2007, having held those positions since HomeTrust Bank’s acquisition of Home Savings Bank in March 2005 (after which Mr. Flynt became a director of HomeTrust Bank).   Prior to the acquisition, Mr. Flynt served as President of Home Savings Bank since 1976 and for the nine years prior to that served in administrative roles, including Vice President, prior to his appointment as President of Home Savings Bank.  Mr. Flynt continues to serve as Chairman of the Home Savings Bank partner bank board and currently serves as Vice Chairman of the HomeTrust Bank Board of Directors.  Mr. Flynt serves on the boards of numerous community organizations and is a former Rockingham County commissioner.

    Mr. Flynt’s 40 years of service with Home Savings Bank and then HomeTrust Bank have given him a strong understanding of banking operations and a deep understanding of industry issues, particularly in the mortgage lending area.

    Craig C. Koontz.  In 2011, Mr. Koontz became the Information Technology Director of Eastern Region for Atrium Windows and Doors, Inc., a manufacturer of residential vinyl and aluminum windows and patio doors.  Prior to being promoted to this position, Mr. Koontz served as IT Director for Atrium’s North Carolina operations since 2002.  From 1999 to 2002, Mr. Koontz served as Corporate IT Project Manager for Lifestyle Furnishings International, and from 1978 to 1999 served as Vice President of Information Technology and Customer Service for Lexington Furniture Industries.  Mr. Koontz has served as a director of Industrial Federal Bank since 1990.  Mr. Koontz became a director of HomeTrust Bank in 2010.

Mr. Koontz has worked in the information technology field for over 40 years, 35 of which he has been involved with supporting systems that provide information used in financial reporting systems.  This has given Mr. Koontz a sound understanding of internal and external auditing matters, especially with regard to information technology.  Coupled with his knowledge of and experience with information technology matters in general, this has made Mr. Koontz a valued member of the Board.

F.K. McFarland, III. Since 1982, Mr. McFarland has been President and owner of McFarland Funeral Chapel, Inc.  Mr. McFarland has served on a number of other community boards, including the board of trustees of

St. Luke’s Hospital, the zoning board for Tryon, North Carolina, the Hospice of the Carolina Foothills, the Polk County, North Carolina Chamber of Commerce, the American Cancer Society – Polk County Unit (as Chairman) and the Forbes Foundation and the McAlister Foundation, which are philanthropic organizations.  Mr. McFarland joined the Board of Directors of HomeTrust Bank in 2003.

    Mr. McFarland adds value to the Board through his experience as a small business owner and operator for over 30 years and his strong ties to the local community from his other board service.

    Sidney A. Biesecker.  Mr. Biesecker is a Senior Vice President of HomeTrust Bank and serves as President for HomeTrust Bank’s Industrial Federal Bank division, positions he has held since HomeTrust Bank’s acquisition of Industrial Federal Bank in February 2010.  Prior to the acquisition, Mr. Biesecker held various officer positions for Industrial Federal Bank since 1974, including President and Chief Executive Officer since 1990.  Mr. Biesecker has served as a director of Industrial Federal Bank since 1992.  Mr. Biesecker was appointed to the Board of Directors of HomeTrust Bank in 2010 and currently serves as Chairman of the Investment Committee of the Board of Directors.

    From over 38 years working for Industrial Federal Bank, Mr. Biesecker brings to the Board extensive knowledge of nearly all areas of banking operations and experience in all aspects of risk management.

    Robert G. Dinsmore, Jr.  Mr. Dinsmore was appointed as a director of HomeTrust Bancshares in August 2012 and became a director of HomeTrust Bank in November 2012.  Mr. Dinsmore is a certified public accountant and worked in various roles for KPMG for nearly 30 years, retiring as a partner in 1999.  Subsequent to that, Mr. Dinsmore worked as a consultant on general corporate matters and on U.S. and international tax and merger and acquisition matters for Zellweger Luwa, AG, a multi-national equipment manufacturer and air engineering services company based in Zurich, Switzerland (from 1999 to 2008), and for Bahnson Holdings, Inc., a specialty engineering, manufacturing and mechanical contracting company based in Winston-Salem, North Carolina (from 2008 to 2011).  From 2001 until it was acquired by another company in 2009, Mr. Dinsmore served as a director and audit committee chair of American Community Bancshares, Inc., the publicly held parent of Monroe, North Carolina-based American Community Bank.

    Mr. Dinsmore’s background as a certified public accountant and his other business experience, including having previously served as a director and audit committee chair in the banking industry, are of great benefit to our Board of Directors.  Mr. Dinsmore currently serves as Chairman of the Audit, Compliance and Enterprise Risk Management Committee of the Board of Directors (the “ACER Committee”).

    Larry S. McDevitt.  Mr. McDevitt has been an attorney in private practice in Asheville, North Carolina since 1968. He is a principal of, and past President of, The Van Winkle Law Firm.  While Mr. McDevitt’s principal focus as an attorney is civil litigation, he also has significant experience in representing businesses in general corporate matters, antitrust issues, mergers and acquisitions.  Mr. McDevitt has been recognized by his peers through designation or election to the American College of Trial Lawyers, The International Society of Barristers, American Corporate Counsel, Best Lawyers in America, Super Lawyer, and Legal Elite.  Mr. McDevitt also has headed or overseen numerous governmental and non-governmental agencies and organizations with substantial operating budgets, including through his past service as Mayor of Asheville, as an Asheville City Councilman, and as County Attorney for Buncombe County. Mr. McDevitt became a director of HomeTrust Bank in 1987 and currently serves as Chairman of the Governance and Nominating Committee of the Board of Directors.

    Mr. McDevitt brings to the Board a strong legal background from his 45-year career as a practicing attorney.  In addition, his involvement with local government for over 35 years has given him a solid understanding of budgetary matters and issues facing the communities in which HomeTrust Bank operates.

    Peggy C. Melville.  Ms. Melville retired as Senior Vice President and Chief Administration Officer of HomeTrust Bank in 2008, having joined the Bank in 1970.  Ms. Melville became a director of HomeTrust Bank in 2006 and served as Corporate Secretary of HomeTrust Bank until December 2011.  Ms. Melville has served as a leader and board member for numerous community organizations, including as Chair of the board of trustees of Haywood Community College, as a board member of AdvantageWest, a regional economic development partnership for Western North Carolina, as a board member of the Pigeon River Fund and as a former board member of Western North Carolina Tomorrow.

From her 38 years of working for HomeTrust Bank, Ms. Melville has invaluable institutional knowledge of HomeTrust Bank’s operations and its history, which serve her well as a Board member.

Executive Officers Who Are Not Also Directors

Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company.  Each executive officer’s age is as of June 30, 2013.

Charles I. Abbitt, Jr.  Mr. Abbitt, age 62, became Senior Vice President and Chief Risk Officer of HomeTrust Bank in December 2011, after having served as Senior Vice President and Chief Credit Officer of HomeTrust Bank since 2008.  In his role as Chief Risk Officer, Mr. Abbitt is responsible for enterprise risk management, including credit risk.  In addition, Mr. Abbitt has served as Senior Vice President and Chief Risk Officer of HomeTrust Bancshares since HomeTrust Bank’s mutual-to-stock conversion.  Prior to joining HomeTrust Bank, Mr. Abbitt served as Senior Vice President and Chief Credit Officer with the Federal Home Loan Bank of Atlanta from 2003 to 2007.  From 2002 to 2003, Mr. Abbitt served as a Senior Vice President and Senior Real Estate Credit Officer for Regions Financial Corp., Birmingham, Alabama.  From 1997 to 2002, Mr. Abbitt served as Senior Vice President and Senior Real Estate Credit Officer for First Union Corporation, Charlotte, North Carolina.

Howard L. Sellinger.  Mr. Sellinger, age 60, has served as Senior Vice President and Chief Information Officer of HomeTrust Bank since July 2006.  Mr. Sellinger joined HomeTrust Bank in 1975 as a management trainee.  In 1988, he was named Operations Manager and was promoted to Vice President and Chief Information Officer in 1997.  In addition, Mr. Sellinger has served as Senior Vice President and Chief Information Officer of HomeTrust Bancshares since HomeTrust Bank’s mutual-to-stock conversion.

Tony J. VunCannon.  Mr. VunCannon, age 48, is a certified public accountant and has served as Senior Vice President, Chief Financial Officer and Treasurer of HomeTrust Bank since July 2006. From March 1997 to June 2006, Mr. VunCannon served as Vice President and Treasurer of HomeTrust Bank and from April 1992 to February 1997, Mr. VunCannon served as Controller of HomeTrust Bank.  In addition, Mr. VunCannon has served as Senior Vice President, Chief Financial Officer and Treasurer of HomeTrust Bancshares since HomeTrust Bank’s mutual-to-stock conversion.  Previously, Mr. VunCannon was employed by KPMG in Charlotte, North Carolina.

C. Hunter Westbrook.  Mr. Westbrook, 50, joined HomeTrust Bank in June 2012 as Senior Vice President and Chief Banking Officer.  Mr. Westbrook also holds these positions with HomeTrust Bancshares.  He began his career in banking with TCF Bank in Minneapolis and later joined TCF National Bank Illinois as Senior Vice President of Finance.  In 2004 he was promoted to Executive Vice President of Retail Banking for Illinois, Wisconsin and Indiana markets that included 250 branches and $4 billion in deposits.  He also served as President and Chief Executive Officer of First Community Bancshares in Texas, from 2006 to 2008, where he was responsible for repositioning the bank’s retail operating model and implemented the bank’s retail and corporate lending product offerings.  In his most recent role, Mr. Westbrook served as Executive Vice President and Chief Operations Officer from 2008 to 2010 and as President and Chief Executive Officer from 2010 to 2012 of Second Federal Savings and Loan Association of Chicago, where he significantly grew core operating revenue, net checking account balances, and repositioned the bank’s entire product line.

Teresa White.  Ms. White, age 56, joined HomeTrust Bank in May 2011 as Senior Vice President and Chief Administration Officer.  Ms. White was also appointed as Corporate Secretary of HomeTrust Bank in December 2011.  In addition, Ms. White has served as Senior Vice President, Chief Administration Officer and Corporate Secretary of HomeTrust Bancshares since HomeTrust Bank’s mutual-to-stock conversion.  Prior to joining HomeTrust Bank, since 2006, Ms. White served as Senior Vice President, Chief of Human Resources and Training Officer for Capital Bank, Raleigh, North Carolina, a publicly held community bank with approximately $1.7 billion in assets.  From 2005 to 2006, Ms. White served as Director, Corporate Human Resources, for Nash Finch Company, Edina, Minnesota, a leading food retail and distribution company.  From 2002 to 2005, Ms. White served as Director of Human Resources for ConAgra Foods Snack Foods Group, Edina, Minnesota, a division of ConAgra Foods.

Director Independence

The Company’s Board of Directors has determined that the following directors, constituting a majority of the Board, are “independent directors,” as that term is defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”): Dinsmore, Flynt, Goforth, Koontz, McFarland, Melville, McDevitt and Shepherd.

Board Leadership Structure and Role in Risk Oversight

Leadership Structure. We currently combine the positions of Chief Executive Officer and Chairman into one position. We believe that this structure is appropriate because of the primarily singular operating environment of the Company and  HomeTrust Bank, with our predominant focus on being a provider of retail financial services. Having the Chief Executive Officer and Chairman involved in the daily operations of this focused line of operations improves the communication between management and the Board and ensures that the Board’s interest is represented in our daily operations, particularly with regard to risk management. Because the Chairman and Chief Executive Officer positions are currently combined (with Mr. Broadwell serving as Chairman and Co-Chief Executive Officer), the Board of Directors decided to designate a non-management director (currently Director Flynt) to serve as lead director. The lead director is responsible for presiding over executive sessions of the non-management directors held outside the presence of the Chairman, and for serving as a liaison between the non-management directors and the Chairman.

Role in Risk Oversight. Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success. We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face, while the Board has ultimate responsibility for the oversight of risk management. The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of our business. Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board has delegated the oversight of certain risk areas to certain risk areas. The responsibilities of the ACER Committee include enterprise risk management, which encompasses the primary risks faced by HomeTrust Bank in its operations. The responsibilities of the Compensation Committee include the consideration of risks in connection with incentive and other compensation programs. See “—Board Meetings and Committees.” These committees regularly provide reports of their activities and recommendations to the full Board. In addition, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk that we face.

Board Meetings and Committees

The current members of the Boards of Directors of the Bank and the Company are identical.  Meetings of the Company’s and the Bank’s Boards of Directors are generally held on a monthly basis.  During the fiscal year ended June 30, 2013, the Board of Directors of the Company held 16 meetings and the Board of Directors of the Bank held 16 meetings.  During fiscal year 2013, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served during the period in which he or she served.

The Company’s Board of Directors has the following standing committees, which are summarized below: ACER; Compensation; Executive; Governance and Nominating; and Investment.

Audit, Compliance and Enterprise Risk Management (ACER) Committee.  The ACER Committee is currently comprised of Directors Dinsmore (Chairman), Flynt, Goforth, Koontz, McFarland, Melville and Shepherd, each of whom is “independent,” as independence for audit committee members is defined in the NASDAQ Marketplace Rules.  The Company’s Board of Directors has determined that Mr. Dinsmore is an “audit committee financial expert,” as defined in Item 407(d)(5) of  SEC Regulation S-K.

The ACER Committee operates under a written charter adopted by the Company’s Board of Directors, a copy of which is available on the Company’s website, located at www.hometrustbanking.com, by clicking “Investor

Relations” and then “Governance Documents.”  The ACER Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to: the integrity of the Company’s consolidated financial statements and the accounting and financial reporting processes; the systems of internal accounting and financial controls; compliance with legal and regulatory requirements and the Company’s policies; the annual independent audit of the Company’s consolidated financial statements and internal control over financial reporting; the independent auditors’ qualifications and independence; the performance of the Company’s internal audit department and independent auditors; the implementation and enforcement of the Company’s risk management policies and procedures; and any other areas of potential financial risk to the Company specified by its Board of Directors.  The ACER Committee also is responsible for hiring, retaining and terminating the Company’s independent auditors.  The ACER Committee met seven times in fiscal 2013.

Compensation Committee. The Compensation Committee is currently comprised of Directors Shepherd (Chairman), Dinsmore, Goforth and Koontz, each of whom is an “independent director,” as that term is defined in the NASDAQ Marketplace Rules.  The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering the Company’s compensation and benefit programs.  The Compensation Committee also is responsible for:

•	reviewing from time to time the Company’s compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

•
overseeing the evaluation of management, and recommending to the Board the compensation for  executive officers, including salary, bonus, short-term incentives, long-term incentives and all other forms of compensation, including participation in tax-qualified and non-qualified benefit plans.  This includes evaluating performance following the end of incentive periods and recommending to the Board specific awards for executive officers;

•	reviewing and recommending to the Board the amount of the Company’s matching and profit sharing contributions under the 401(k) plan each year;

•	performing such duties and responsibilities as may be assigned to the Committee under the terms of any executive or employee compensation plan;

•
reviewing annually all employment contracts with the Company’s executive officers and recommend to the Board the amendment, extension or termination of such contracts as deemed appropriate, and consider any proposed new employment contracts with executive officers;

•
periodically reviewing and recommending to the Board the appropriate level of compensation and the appropriate mix of cash compensation and equity compensation for Board and Board committee service; and

•	making appropriate provisions for the professional development of the Company’s executive officers and directors and conduct succession planning for the Company’s executive management team.

The Compensation Committee operates under a formal written charter, a copy of which is available on the Company’s website, located at www.hometrustbanking.com, by clicking “Investor Relations” and then “Governance Documents.”  In fiscal year 2013, the Compensation Committee met nine times.

The charter of the Compensation Committee authorizes the committee to retain a consultant to assist the committee in carrying out its responsibilities.  Pursuant to this authority, the Compensation Committee retained the consulting firm of Pearl Meyer & Partners.  For additional information regarding the role of Pearl Meyer & Partners, see “Executive Compensation—Compensation Discussion and Analysis-Role of Compensation Consultant.”

The charter of the Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee.  For a discussion of the role of executive offers in setting executive pay, see “Executive Compensation—Compensation Discussion and Analysis-Role of Executive Officers in Determining Compensation.”

Executive Committee. The Executive Committee is currently comprised of Directors Broadwell (Chairman), Dinsmore, Flynt, Shepherd and Stonestreet.  The Executive Committee meets on an as needed basis and is authorized to exercise the power of the Board of Directors between Board meetings, to the extent permitted by applicable law.  The Executive Committee met once during fiscal year 2013.

Governance and Nominating Committee. The Governance and Nominating Committee is currently comprised of Directors McDevitt (Chairman), Flynt, Melville and Shepherd, each of whom is an “independent director,” as that term is defined in the NASDAQ Marketplace Rules.  The Governance and Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors.  Final approval of director nominees is determined by the full Board, based on the recommendations of the Governance and Nominating Committee.  The nominees for election at the annual meeting identified in this proxy statement were recommended to the Board by the Governance and Nominating Committee.

The Governance and Nominating Committee operates under a formal written charter adopted by the Board, a copy of which is available on the Company’s website, located at www.hometrustbanking.com, by clicking “Investor Relations” and then “Governance Documents.”   The Governance and Nominating Committee has the following responsibilities under its charter:

•	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, giving consideration to the candidate’s particular experience, qualifications, attributes or skills in view of the following criteria, as applicable: honesty / integrity /reputation, demonstrates commitment to the long-term success of the Corporation and its subsidiaries; has commitment and time to serve as a director; sound and seasoned business judgment; bank accounting expertise, experience as a CPA/CFO, and/or meets SEC “Audit Committee Financial Expert” definition; expertise in strategic thinking and planning; understanding of finance; board or executive leadership experience; financial management expertise; understanding and knowledge of banking industry and trends; enterprise risk management expertise; expertise in technology, including e-commerce and business continuity planning; CEO/COO experience; expertise in quality management initiatives; experience with mergers / acquisitions; experience with matters relating to human resources; crisis management expertise; and any other factors that the Committee may deem appropriate.  The Committee considers these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining diversity of backgrounds and experience among its members;

•
review nominations submitted by stockholders that have been addressed to the Company’s Corporate Secretary and that comply with the requirements of the Company’s charter and bylaws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•	determine the criteria for the selection of the Chairperson and Vice Chairperson of the Board and make recommendations to the Board for these positions;

•	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary;

•
recommend to the Board a set of corporate governance principles applicable to the Corporation, perform a review of those principles at least annually and perform the responsibilities assigned to the Committee under those principles. Implement other policies regarding corporate governance matters as deemed necessary or appropriate;

•	oversee an annual performance evaluation of the Board;

•	recommend advisory directors and emeritus directors;

•
review, at least annually, the Company’s Code of Ethics and Conduct and if appropriate, make recommendations for Board approval with respect to modifications or enhancements to the Code, and consider requested waivers from the Code, if any, for directors and executive officers; and

•	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the notice procedures.  Pursuant to the Company’s bylaws, nominations for directors by stockholders must be made in writing and received by the Corporate Secretary of the Company at the Company’s principal executive offices no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s bylaws.

The Governance and Nominating Committee met four times during fiscal year 2013.

Investment Committee. The Investment Committee is currently comprised of Directors Biesecker (Chairman), Allen, Flynt, Goforth and McFarland.  The Investment Committee is responsible for the approval of the Company’s investment strategies and for monitoring the Company’s investment performance.   During fiscal 2013, the Investment Committee met twice.

Stockholder Communications with Directors

Stockholders may communicate with the Board of Directors by writing to: Teresa White, Senior Vice President, Chief Administration Officer and Corporate Secretary, HomeTrust Bancshares, Inc., 10 Woodfin Street, Asheville, North Carolina 28801.

Board Member Attendance at Annual Stockholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances.  Each director attended the Company’s last annual meeting of stockholders.

Director Compensation

The current members of the Boards of Directors of the Bank and the Company are identical.   The following table sets forth certain information regarding the compensation earned by each individual who served on the Company’s Board of Directors during fiscal 2013 for his or her service as a director.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(6)	Option Awards ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensa- tion ($)(9)	Total ($)

H. Stanford Allen(1)	$31,650	$202,617	$178,472	---	---	$412,739
Franklin V. Beam(2)	$26,600	$202,617	$178,472	$ 346	$45,471	$453,506
Sidney A. Biesecker(1)	$31,650	$202,617	$178,472	$ 138	---	$412,877
F. Edward Broadwell, Jr.(3)	$34,075	---	---	$ 654	$ 5,000	$ 39,729
Robert G. Dinsmore, Jr.(4)	$32,683	$101,309	$ 89,236	$ 38	---	$223,266
William T. Flynt(5)	$37,800	$202,617	$178,472	$ 1,939	$24,219	$445,047
J. Steven Goforth	$36,700	$202,617	$178,472	$ 5,442	$33,818	$457,049
Craig C. Koontz	$38,500	$202,617	$178,472	$19,235	---	$438,824
Larry S. McDevitt	$37,450	$202,617	$178,472	$ 1,002	$ 5,000	$424,541
F.K. McFarland, III	$35,150	$202,617	$178,472	$ 8,319	$ 5,000	$429,558
Peggy C. Melville(5)	$40,550	$202,617	$178,472	$15,377	$ 5,000	$442,016
Robert E. Shepherd, Sr.	$42,150	$202,617	$178,472	$ 1,607	$ 5,000	$429,846
Dana L. Stonestreet(3)	$31,050	---	---	$ 229	$ 5,000	$ 36,279
_______________
(1)
Each of Messrs. Allen and Biesecker also is employed by HomeTrust Bank as President of a partner bank operating division but is not considered an executive officer of HomeTrust Bank.  Information regarding compensation provided to Messrs. Allen and Biesecker during fiscal 2013 for their service as employees is provided under “Transactions with Related Persons.”

(2)	Mr. Beam retired as a director of the Company and the Bank on November 19, 2012.
(3)
Compensation provided to Messrs. Broadwell and Stonestreet during fiscal 2013 for their service as executive officers is included in the summary compensation table, under “Executive Compensation-Summary Compensation Table.”

(4)	Mr. Dinsmore became a director of the Company on August 28, 2012 and a director of the Bank on November 19, 2012.
(5)
Mr. Flynt and Ms. Melville are former employees of HomeTrust Bank.  Information regarding compensation provided to them during fiscal 2013 relating to their service as former employees is provided under “Transactions with Related Persons.”

(6)
Represents the grant date fair value under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), of an award on February 11, 2013 of shares of restricted stock, which are scheduled to vest in 20% annual increments on February 11, 2014, 2015, 2016, 2017 and 2018, respectively.  The assumptions used in the calculation of the grant date fair value amount are included in Note 14 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed with the SEC.  Information regarding the grant date fair values of the restricted stock granted to Messrs. Broadwell and Stonestreet is contained in the Summary Compensation Table under “Executive Compensation.”  As of June 30, 2013, each director listed in the table other than Messrs. Broadwell, Dinsmore and Stonestreet held 14,100 unvested shares of restricted stock, Mr. Dinsmore held 7,050 unvested shares of restricted stock and Messrs. Broadwell and Stonestreet each held 84,500 unvested shares of restricted stock.

(7)
Represents the grant date fair value under ASC Topic 718, as estimated by using the Black-Scholes pricing model, of an award on February 11, 2013 of an option to purchase shares of the Company’s common stock at an exercise price of $14.37 per share.  The option is scheduled to vest in 20% annual increments on February 11, 2014, 2015, 2016, 2017 and 2018, respectively.  The assumptions used in the calculation of the grant date fair value amount are included in Note 14 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed with the SEC.  Information regarding the grant date fair values of the stock options granted to Messrs. Broadwell and Stonestreet is contained in the Summary Compensation Table under “Executive Compensation.”    As of June 30, 2013, each director listed in the table other than Messrs. Broadwell, Dinsmore and Stonestreet held unvested options to purchase 40,000 shares of common stock, Mr. Dinsmore held unvested options to purchase 20,000 shares of common stock and Messrs. Broadwell and Stonestreet each held unvested options to purchase 210,000 shares of common stock.

(8)
Represents the aggregate of (i) the change in the actuarial present value of the director’s accumulated benefit under HomeTrust Bank’s Director Emeritus Plan (the “Director Emeritus Plan”) from June 30, 2012 to June 30, 2013 and (ii) above market interest on amounts deferred under HomeTrust Bank’s non-qualified deferred compensation plan (the “Deferred Compensation Plan”), respectively, as follows: Mr. Allen – (i) $0 and (ii) $0; Mr. Beam – (i) ($14,973), reflected as zero in the table per SEC rules, and (ii) $346; Mr. Biesecker – (i) $0 and (ii) $138; Mr. Broadwell – (i) $0 and (ii) $654; Mr. Dinsmore – (i) $0 and (ii) $38; Mr. Flynt – (i) ($4,194), reflected as zero in the table per SEC rules, and (ii) $1,939; Mr. Goforth – (i) ($7,163), reflected as zero in the table per SEC rules, and (ii) $5,442; Mr. Koontz – (i) $19,032 and (ii) $203; Mr. McDevitt – (i) $0 and (ii) $1,002; Mr. McFarland – (i) $7,665 and (ii) $654; Ms. Melville – (i) $14,455 and (ii) $922; Mr. Shepherd – (i) $0  and (ii) $1,607; and Mr. Stonestreet – (i) $0 and (ii) $229.    Messrs. Allen, Biesecker, Broadwell and Stonestreet currently do not participate in the Director Emeritus Plan.  Mr. Allen was a participant in the Director Emeritus Plan but his participation terminated during fiscal 2012.  See “—Director Emeritus Plan.”

(9)
For Messrs. Beam, Flynt and Goforth consists of (i) of contribution by HomeTrust Bank under the Deferred Compensation Plan of $10,000, $5,000, and $5,000, respectively, and (ii) distributions under the Director Emeritus Plan of $35,471, $19,219 and $28,818, respectively.  For Messrs. Broadwell, McDevitt, McFarland, Shepherd and Stonestreet and Ms. Melville, consists of contribution by HomeTrust Bank under the Deferred Compensation Plan of $5,000 each.

Director Retainer and Fees

During fiscal 2013, each director of HomeTrust Bank was paid an annual retainer of $7,000 (other than Messrs. Beam and Dinsmore, who were paid prorated retainers of $3,500 and $5,883, respectively), $1,950 for each Board meeting attended and $600 for each Board committee meeting attended.  Effective October 1, 2013, Directors Allen, Biesecker and Stonestreet no longer receive an annual retainer or fees for serving on the Board.

Certain of the directors of HomeTrust Bank serve on the partner boards of the partner banking divisions.  Mr. Flynt (Chairman) is a member of the Home Savings Bank partner board, Messrs. Beam (Chairman) and Goforth are members of the Shelby Savings Bank partner board, Mr. McFarland (Chairman) is a member of the Tryon Federal Bank partner board, Messrs. Biesecker and Koontz are members of the Industrial Federal Bank partner board and Mr. Allen is a member of the Cherryville Federal Bank partner board.  During fiscal 2013, the directors of HomeTrust Bank who serve as partner board members were not provided with additional compensation for such service. In addition, Mr. Broadwell and Ms. Melville serve as members of the Haywood West community advisory board and Mr. Biesecker is a member of the Industrial Federal community advisory board.  Messrs. Broadwell and Biesecker are not provided any additional compensation for their service on these community advisory boards and Ms. Melville is paid a fee of $200 for each meeting of the Haywood West community advisory board that she attends.

Equity-Based Compensation

At the Company’s annual meeting of stockholders held on January 17, 2013, its first meeting of stockholders following the July 2012 mutual-to-stock conversion of HomeTrust Bank, the Company’s 2013 Omnibus Incentive Plan (the “Omnibus Plan”) was approved.  The Omnibus Plan allows for the grant of stock options, stock appreciation rights, restricted stock, restricted share units and cash awards to eligible participants.  The Omnibus Incentive Plan is similar to equity-based incentive plans adopted by other newly converted thrift institutions.  In accordance with the regulations of the Office of the Comptroller of the Currency (the “OCC”), the total number of shares of Company common stock authorized for awards (2,962,400) is limited to 14% of the total number of shares issued in connection with the Bank’s mutual-to-stock conversion, with stock options limited to 10% (2,116,000 shares) and stock awards limited to 4% (846,400 shares).  In addition, per OCC regulations, equity-based awards under the Omnibus Incentive Plan must vest in annual installments of not more than 20% of the total award.

In February 2013, each of the Company’s directors other than Messrs. Broadwell, Dinsmore and Stonestreet was awarded an option to purchase 40,000 shares of Company common stock at an exercise price per share of $14.37 (the closing price of the Company’s common stock on the date of grant), vesting in five equal annual installments beginning on the first anniversary of the grant date, and 14,100 shares of restricted stock, vesting in five equal annual installments beginning on the first anniversary of the grant date.  Mr. Beam, who retired from the Board in November 2012 and remains an emeritus director, received these same awards in recognition of his many years of service and contributions toward the Bank’s growth and successful transformation from the mutual to the stock form of ownership.  Mr. Dinsmore, who had fewer years of service than the other directors and first joined the Board in fiscal 2013, was awarded an option to purchase 20,000 shares, at the same exercise price and with the same vesting schedule as the options awarded to the other directors, and 7,050 shares of restricted stock, with the same vesting schedule as the restricted shares awarded to the other directors.  The awards of stock options and restricted stock made to Messrs. Broadwell and Stonestreet during fiscal 2013 is discussed under “Executive Compensation—Compensation Discussion and Analysis-Equity-Based Plans.”

Director Emeritus Plan

Under the Director Emeritus Plan, upon termination of service as a director other than for cause, a participating director becomes an emeritus director and is entitled to be paid a monthly director emeritus fee as set forth in his or her joinder agreement to the Director Emeritus Plan, for the benefit period specified in the joinder agreement.  Directors Broadwell, Stonestreet, Allen and Biesecker do not currently participate in the Director Emeritus Plan, but instead are entitled to additional benefits under HomeTrust Bank’s Executive Supplemental Retirement Income Plan (the “SERP”).  Mr. Allen’s participation in the Director Emeritus Plan terminated during fiscal 2012 in exchange for an additional benefit under the SERP that is identical to the benefit he would have been entitled to under the Director Emeritus Plan.  See “Transactions with Related Persons—H. Stanford Allen.”

Director Dinsmore also does not participate in the Director Emeritus Plan, and it is expected that no future director will participate in the Director Emeritus Plan.

The specific Director Emeritus Plan benefits of each of the directors who currently participate in the Director Emeritus Plan are described below.  Each participating director is 100% vested in his or her benefits under the Director Emeritus Plan.

Directors Koontz, McDevitt and Shepherd.  Under their joinder agreements, each of Directors Koontz, McDevitt and Shepherd is entitled to a 20-year director emeritus benefit in the annual amount of $30,000, with such amount increasing 5% per year after the first year of the benefit period.

Directors Melville and McFarland.   Under their joinder agreements, each of Directors Melville and McFarland is entitled to a 20-year director emeritus benefit in the annual amount of $16,193, with such amount increasing 5% per year after the first year of the benefit period.  Ms. Melville, who retired from HomeTrust Bank as an employee in 2008, also is entitled to a benefit under the SERP.  See “Transactions with Related Persons-Peggy C. Melville.”

Former Director Beam and Director Goforth.  Under their joinder agreements, each of Former Director Beam and Director Goforth is entitled to (i) a 20-year director emeritus benefit in the annual amount of $18,000, with such amount increasing 5% per year after the first year of the benefit period, and (ii) a 20-year director emeritus benefit, with the annual payout amount starting at $12,000 in Year 1 and increasing to $44,638 in Year 20.

Director Flynt.  Under his joinder agreement, Director Flynt is entitled to a 20-year director emeritus benefit, with the annual payout amount starting at $12,000 in Year 1 and increasing to $44,638 in Year 20.  Mr. Flynt, who retired from HomeTrust Bank as an employee in 2007, also is entitled to a benefit under the SERP.  See “Transactions with Related Persons-William T. Flynt.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction. In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our “named executive officers”:

•	F. Edward Broadwell, Jr., Chairman and Co-Chief Executive Officer;

•	Dana L. Stonestreet, President and Co-Chief Executive Officer;

•	C. Hunter Westbrook, Senior Vice President and Chief Banking Officer;

•	Tony J. VunCannon, Senior Vice President, Chief Financial Officer and Treasurer; and

•	Howard L. Sellinger, Senior Vice President and Chief Information Officer.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary of Key Compensation Decisions. Our key compensation-related decisions during and subsequent to fiscal 2013 included the following:

•
increases in base salaries during fiscal 2013 based on merit and the need to stay market competitive, as well as, in the case of Messrs. Broadwell and Stonestreet, to more appropriately reflect their experience and the breadth of their responsibilities;

•	the implementation of a new performance-based short-term incentive program and the payment of cash awards under that program based on performance during fiscal 2013;

•
the addition of a long-term incentive component in the form of equity-based awards, following HomeTrust Bank’s mutual-to-stock conversion in July 2012 and the approval of the Company’s Omnibus Plan at the annual meeting of stockholders held in January 2013;

•
the announcement of our CEO succession plan in March 2013, pursuant to which Messrs. Broadwell and Stonestreet became Co-Chief Executive Officers effective July 1, 2013 and pursuant to which Mr. Stonestreet will become sole Chief Executive Officer upon the retirement of Mr. Broadwell on the annual meeting date; and

•
increases in base salaries for fiscal 2014, based on merit and the need to stay market competitive and, in the case of Mr. Stonestreet, in recognition of his promotion to the sole CEO position and the increased responsibilities that he will assume, as well as the fact that he no longer receives a retainer or fees for serving on the Board.

Compensation Philosophy and Objectives.  The Compensation Committee of the Board of Directors administers our compensation and benefit programs.  The Compensation Committee is responsible for setting and administering the policies which govern executive compensation. Our current compensation philosophy is designed to:

•	attract the right people and differentiate compensation based on performance;

•	retain top performers and reward them for helping us build and sustain our culture and values and achieve our business strategy and goals;

•	compensate our people in ways that inspire and motivate them, both individually and as a team, to execute our vision and drive for enduring customer satisfaction;

•	provide total compensation and learning and development opportunities that are competitive with that of other companies of similar size and complexity; and

•	properly align risk-taking and compensation.

While the primary components of our compensation program have been base salary and bonuses, the Compensation Committee also takes into account the full compensation package provided to the individual, including deferred compensation and retirement plan benefits, health benefits and other benefits.

In setting the named executive officers’ compensation levels, the Compensation Committee typically reviews proxy statement data of compensation paid to the executive officers of other community banks and thrifts primarily based in the Southeast comparable to us in size.  The most recent such analysis, which was reviewed in conjunction with a review of our compensation program conducted by Pearl Meyer & Partners (see “-Role of Compensation Consultant”) included the following institutions, which ranged in asset size from $890 million to $3.7 billion:

First Financial Holdings, Inc.	First Bancorp
ViewPoint Financial Group, Inc.	Stellar One Corporation
Hampton Roads Bankshares, Inc.	Virginia Commerce Bancorp, Inc.
Yadkin Valley Financial Corporation	First Community Bancshares, Inc.
BNC Bancorp	Cardinal Financial Corporation
S.Y. Bancorp, Inc.	New Bridge Bancorp
Palmetto Bancshares, Inc.	Charter Financial Corporation
OmniAmerican Bancorp, Inc.	Middleburg Financial Corporation
HopFed Bancorp, Inc.	Peoples Bancorp of North Carolina, Inc.
Franklin Financial Corporation	National Bankshares, Inc.
Security Federal Corporation	BNC Bancorp
Middleburg Financial Corporation

In addition to proxy statement data, Pearl Meyer & Partners also provides an analysis of the compensation paid to our executive officers using national survey data for the banking industry and selects a scope of institutions comparable to our asset size.

Base Salaries.  We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We do so in order to attract and retain an appropriate caliber of talent for the position. Our base salary levels reflect a combination of factors, including competitive pay levels, the executive’s experience and tenure, the executive’s individual performance and changes in responsibility. We generally review salary levels annually to recognize these factors. We do not target base salary at any particular percentage of total compensation.

Each of Messrs. Broadwell, Stonestreet, Westbrook, VunCannon and Sellinger is a party to an employment agreement with HomeTrust Bancshares, which provides for a minimum annual base salary of not less than $400,000, $317,500, $220,000, $180,000 and $180,000, respectively.  Effective October 1, 2012, the base salaries of Messrs. VunCannon and Sellinger were increased by 2.7% each, from $180,000 to $184,860.  These increases were based on merit and the need to stay market competitive.  Effective October 1, 2012, the base salaries of Messrs. Broadwell and Stonestreet increased by 5%, to $420,000 and $333,375, respectively.  These represented the first increases in the base salaries of Messrs. Broadwell and Stonestreet since 2009 and were intended to keep the salary amounts of Messrs. Broadwell and Stonestreet competitive and at levels that appropriately reflected their experience and the breadth of their responsibilities.  Effective October 1, 2013, the base salary of Mr. Broadwell was increased by 2.74%, to $431,500, the base salary of Mr. Westbrook was increased by 4.55%, to $230,000, and the base salaries of Messrs. VunCannon and Sellinger were increased by 2.8% each, to $190,000.  These increases were merit-based and intended to keep the salary amounts competitive.  Mr. Stonestreet’s base salary is being increased by 31%, to $436,000, in two steps.  Effective October 1, 2013, Mr. Stonestreet’s base salary was increased to

$369,375, due to the fact that Mr. Stonestreet is no longer receiving fees for serving on the Board.  Effective November 25, 2013, the date of the annual meeting and the date on which Mr. Stonestreet’s promotion to sole CEO upon Mr. Broadwell’s retirement will take effect, Mr. Stonestreet’s base salary will further increase to $436,000.

Bonuses.   In August 2012, the HomeTrust Bancshares Board of Directors, based on the recommendation of the Compensation Committee, adopted the HomeTrust Bancshares, Inc. Strategic Operating Committee Incentive Program (the “SOC Incentive Program”).  Under the SOC Incentive Program, beginning with the fiscal year ending June 30, 2013, each member of our strategic operating committee (which includes  our executive officers), is eligible to earn an annual cash bonus ranging from 50% to 150% of his or her targeted incentive award opportunity based upon the extent to which certain weighted performance goals have been achieved relative to a targeted level of performance.  An executive officer receives a payout of 50% of his or her targeted incentive award opportunity if actual performance under all performance goals is at the threshold (minimum) level of performance, 100% of his or her targeted incentive award opportunity if actual performance under all performance goals is at the targeted level of performance, and 150% of his or her targeted incentive award opportunity if actual performance under all performance goals is at or above the stretch (maximum) level of performance.

For fiscal 2013, the targeted incentive award opportunities under the SOC Incentive Program for the named executive officers were as follows: Mr. Broadwell, 55% of annual base salary; Mr. Stonestreet, 55% of annual base salary; Mr. Westbrook, 30% of annual base salary; Mr. VunCannon, 30% of annual base salary; and Mr. Sellinger, 30% of annual base salary.  For Messrs. Broadwell and Stonestreet, the SOC Incentive Program performance measures and weightings for fiscal 2013 were as follows: net income (40% weighting); return on assets compared to peers (40% weighting); and subjective assessment of company performance by the Compensation Committee (20% weighting).  For each of the other executive officers, the performance measures and weightings for fiscal 2013 were as follows: net income (24% weighting); return on assets compared to peers (24% weighting); subjective assessment of company performance by the Compensation Committee (12% weighting); and team/individual goals (40% weighting).

The Company’s actual net income for fiscal 2013 was $9.1 million, in excess of the stretch level of performance of $7.2 million (a 40% weighting in determining the bonuses payable to Messrs. Broadwell and Stonestreet and a 24% weighting in determining the bonuses payable to each of the other named executive officers).  The Company’s return on assets compared to peers for fiscal 2013 was 0.56%, above the targeted level of performance of 0.31% but below the stretch level of performance of 0.72% (a 40% weighting in determining the bonuses payable to Messrs. Broadwell and Stonestreet and a 24% weighting in determining the bonuses payable to each of the other named executive officers).   The Compensation Committee assessed the Company’s performance for fiscal 2013 at 50% of the targeted level of performance (a 20% weighting in determining the bonuses payable to Messrs. Broadwell and Stonestreet and a 12% weighting in determining the bonuses payable to each of the other named executive officers).  With regard to team/individual goals (not relevant for the determination of bonuses payable to Messrs. Broadwell and Stonestreet and a 40% weighting in determining the bonuses payable to Messrs. Westbrook, VunCannon and Sellinger), all were determined to have been met at the targeted level of performance.  In the case of Mr. Westbrook, recognition was given to the successful implementation of multiple initiatives to enhance product offerings and the overall customer experience and the centralization of mortgage processing. In the case of Mr. VunCannon, recognition was given to the progress in the implementation of a new cost accounting system, his role in the successful completion of the BankGreenville acquisition and his leadership in the implementation of improvements in the asset/liability management process.  In the case of Mr. Sellinger, recognition was given to the implementation of project management initiatives and the building of infrastructure to support data warehousing capabilities and for initiatives to enhance overall customer experience.

The bonus amounts payable for fiscal 2013 to the named executive officers are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

For fiscal 2014, Mr. Stonestreet’s targeted incentive award opportunity under the SOC Incentive Program will be 55% of his annual base salary and the targeted incentive award opportunity under the SOC Incentive Program for each of Messrs. Westbrook, VunCannon and Sellinger will be 30% of annual base salary.  Mr. Broadwell does not have an incentive award opportunity for fiscal 2014 because he will be retiring as Co-Chief Executive Officer on the annual meeting date.  For Mr. Stonestreet, the SOC Incentive Program performance measures and weightings for fiscal 2014 will be as follows: net income (35% weighting); return on assets compared to peers (25% weighting); and subjective assessment by the Compensation Committee of Company performance (40% weighting).  For each of Messrs. Westbrook, VunCannon and Sellinger, the SOC Incentive Program performance measures and weightings for fiscal 2014 will be as follows: net income (21% weighting); return on assets compared to peers (15% weighting); subjective assessment by Compensation Committee of Company performance (24% weighting); and team/individual goals (40% weighting).  Awards for fiscal 2014 will be “cash awards” under the Company’s Omnibus Plan, and will be funded and paid in accordance with the SOC Incentive Program if the Company has positive operating earnings (net income excluding expense associated with equity incentive awards under the Omnibus Incentive Plan) for fiscal 2014.

The Committee may award discretionary bonuses in addition to the incentive award opportunities under the SOC Incentive Program as well as reduce or eliminate any bonuses under the SOC Incentive Program at the Committee’s discretion. The SOC Incentive Program document contains a clawback provision, which provides that if we are required to restate our financial statements due to our material non-compliance with any financial reporting requirement, a participant must, unless otherwise determined in the sole discretion of the Committee, reimburse us to the extent any incentive payment to the participant was calculated based on financial results that were required to be restated.

Deferred Compensation Plan.  Under HomeTrust Bank’s Deferred Compensation Plan, directors and a select group of employees can elect to defer a portion of their cash compensation.  Each of the named executive officers other than Mr. Westbrook currently participates in this plan.  See “—Deferred Compensation Plan.”

Executive Medical Care Plan.  HomeTrust Bank maintains an Executive Medical Care Plan (the “EMCP”), which is a nonqualified, deferred compensation plan under which certain key employees are given the opportunity to contribute toward, and to receive employer contributions toward, certain health and long-term care benefits, including the payment of health and long-term care plan premiums and the reimbursement of medical expenses.   Each of the named executive officers other than Mr. Westbrook currently participates in the EMCP.  For additional information regarding the EMCP and the EMCP benefits of each of the participating named executive officers, see “—Executive Medical Care Plan.”

Executive Supplemental Retirement Income Plan (SERP).  Under HomeTrust Bank’s SERP, a participating executive is entitled to receive an annual supplemental retirement income benefit as specified in his or her joinder agreement to the SERP master agreement, payable monthly, commencing on his or her benefit eligibility date or on the date specified in his or her joinder agreement.  Unless a different date is specified in the executive’s joinder agreement, the benefit eligibility date is the first day of the month next following the later of the month in which the executive attains age 55 or separates from service with the Bank (subject to a six-month delay for employees subject to Section 409A of the Internal Revenue Code to the extent necessary to comply with Section 409A) for any reason other than cause.  Each of the named executive officers other than Mr. Westbrook currently participates in the SERP.  Both the SERP and the Director Emeritus Plan were established by HomeTrust Bank when it was a mutual institution to compensate senior executives and directors for their service to HomeTrust Bank in recognition of the fact that equity incentive plans are not available to mutual institutions.  The Company has fully accrued for the expense associated with the present values of the accumulated benefits under the SERP and the Director Emeritus Plan.  For additional information regarding the SERP and the specific terms of the SERP benefits of each of the participating named executive officers, see “—Executive Supplemental Retirement Income Plan.”

401(k) Plan. Participation in our 401(k) plan is available to all of our employees who meet minimum eligibility requirements. This plan allows our employees to save money for retirement in a tax-advantaged manner.  During fiscal 2013, we matched employee contributions, to the extent allowed under qualified plan limitations, dollar for dollar up to 6% of compensation. Our matching contributions for fiscal 2013 under this plan to the named executive officers are reflected in the Summary Compensation Table under the “All Other Compensation” column.

Other Employee Benefits. Other benefits, in which all employees generally may participate, include the following: medical and dental insurance coverage, vision care coverage, group life insurance coverage and long- and short-term disability insurance coverage.  HomeTrust Bank reimburses executive officers for the premium paid for long-term disability insurance.

Perquisites and Other Personal Benefits. Other than providing each of Messrs. Broadwell and Stonestreet with a company automobile and providing Mr. Westbrook with an automobile allowance, we currently do not provide the named executive officers with any perquisites or other personal benefits.

Equity-Based Plans.  In connection with HomeTrust Bank’s July 2012 mutual-to-stock conversion and HomeTrust Bancshares’ initial public stock offering, we established an employee stock ownership plan.  The employee stock ownership plan gives eligible employees an equity interest in HomeTrust Bancshares, thereby aligning their interests with the interests of our stockholders, and an additional retirement benefit in the form of HomeTrust Bancshares common stock.

  As discussed under “Director Compensation—Equity-Based Compensation,” the Omnibus Plan was approved at the Company’s annual meeting of stockholders held on January 17, 2013.  Equity-based awards under the Omnibus Plan provide a long-term incentive to award participants and align their interests with the interests of our stockholders by providing the award recipient the opportunity to participate in the appreciation, if any, in the Company’s stock price which may occur after the date the award is granted.  In February 2013, Messrs. Broadwell and Stonestreet were each granted an option to purchase 210,000 shares of Company common stock at an exercise price per share of $14.37 (the closing price per share on the grant date), vesting in five equal annual installments commencing on the first anniversary of the grant date, and 84,500 shares of restricted stock, vesting in five equal annual installments commencing on the first anniversary of the grant date.  Messrs. Westbrook, VunCannon and Sellinger were each granted an option to purchase 90,000 shares, at the same exercise price and with the same vesting schedule, and 23,000 shares of restricted stock, with the same vesting schedule.  In determining the amounts of these awards, the Compensation Committee sought to provide the named executive officers with a significant incentive, in the early stages of being a publicly held institution, to enhance long-term stockholder value, while retaining a sufficient number of shares for future awards as the Company continues to grow.

Payments upon Termination or Change in Control.  Each of the named executive officers has entered into an employment agreement with HomeTrust Bancshares that provides for certain payments and benefits if the executive’s employment is terminated under certain scenarios, including, but not limited to, following a change in control.  See “—Employment Agreements with Named Executive Officers.”  These employment agreements thus require a “double trigger” in order for any payments or benefits under the agreements to be provided to the executive in connection with or following a change in control - in other words, both a change in control and an involuntary termination of employment (which includes a voluntary termination by the executive following a material reduction in his duties, responsibilities or benefits) must occur.  The purpose of providing the change in control payments is to attract and retain top level executives of the highest caliber and mitigate the risk to these executives that their employment will be involuntarily terminated in the event we are acquired.  At the same time, a change in control, by itself, will not automatically trigger a payout, as our intention is to induce the executive to remain employed following a change in control so long as the acquiror so desires without a material reduction in the executive’s duties, responsibilities or benefits.

Role of Executive Officers in Determining Compensation.  Messrs. Broadwell and Stonestreet recommend to the Compensation Committee compensation of the named executive officers other than themselves.  Messrs. Broadwell and Stonestreet are not involved with any aspect of determining their own compensation.

Role of Compensation Consultant.  The Compensation Committee has engaged Pearl Meyer & Partners to review our compensation programs and arrangements from time to time.  As a result of these reviews, the base salaries of the named executive officers have been increased.  See “-Base Salaries.”  The Compensation Committee also consulted with Pearl Meyer & Partners in connection with the adoption and implementation of the SOC Incentive Program.  See “-Bonuses.”

Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by the named executive officers for fiscal years 2013, 2012 and 2011:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(3)		Stock Awards(4)		Option Awards ($)(5)		Non- Equity Incentive Plan Compen- sation		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)(7)	Total Compensation ($)

F. Edward Broadwell, Jr.,	2013	$415,000	$	---		$1,214,265		$936,978		$284,524		$284,880	$83,139	$3,218,786
Chairman and Co-Chief	2012	$400,000		$150,000	$	---	$	---	$	---		$93,594	$102,189	$745,783
Executive Officer(1)	2011	$400,000	$	---	$	---	$	---	$	---		$2,614	$126,243	$528,857

Dana L. Stonestreet,	2013	$329,406	$	---		$1,214,265		$936,978		$225,841		$85,381	$57,290	$2,849,161
President and Co-Chief	2012	$317,500		$150,000	$	---	$	---	$	---		$102,857	$136,572	$706,929
Executive Officer(1)	2011	$317,500	$	---	$	---	$	---	$	---		$10,776	$72,238	$400,514

C. Hunter Westbrook	2013	$224,231	$	---		$330,510		$401,562		$75,176	$	---	$82,464	$1,113,943
Senior Vice President and Chief Banking Officer(2)

Tony J. VunCannon,	2013	$183,645	$	---		$330,510		$401,562		$63,168		$13,251	$38,823	$1,030,959
Senior Vice President,	2012	$172,500		$54,000	$	---	$	---	$	---		$13,051	$56,284	$295,835
Chief Financial Officer and Treasurer	2011	$146,875		$45,000	$	---	$	---	$	---		$8,930	$35,830	$236,635

Howard L. Sellinger,	2013	$183,645	$	---		$330,510		$401,562		$63,168		$20,720	$42,487	$1,042,092
Senior Vice President	2012	$176,000		$54,000	$	---	$	---	$	---		$20,627	$69,346	$319,973
and Chief Information Officer	2011	$163,000		$35,000	$	---	$	---	$	---		$1,111	$33,305	$232,416
_____________________
(1)
As part of the Company’s CEO succession plan, effective July 1, 2013, Messrs. Broadwell and Stonestreet began serving as Co-Chief Executive Officers and will continue to do so until Mr. Broadwell’s retirement as CEO on the annual meeting date, at which point Mr. Stonestreet will become President and sole Chief Executive Officer.

(2)
Mr. Westbrook joined the Company and the Bank in July 2012.  No compensation information is provided for Mr. Westbrook for years prior to fiscal 2013 because he was not a named executive officer prior to fiscal 2013.

(3)
Bonus amounts for 2013 are reported under the “Non-Equity Incentive Plan Compensation” column.  Amounts under the “Bonus” column for 2012 and 2011 represent bonuses awarded in the discretion of the HomeTrust Bank Board of Directors.

(4)
Represents the grant date fair value under ASC Topic 718 of an award on February 11, 2013 of shares of restricted stock, which are scheduled to vest in 20% annual increments on February 11, 2014, 2015, 2016, 2017 and 2018, respectively.  The assumptions used in the calculation of the grant date fair value amount are included in Note 14 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed with the SEC.

(5)
Represents the grant date fair value under ASC Topic 718, as estimated by using the Black-Scholes pricing model, of an award on February 11, 2013 of an option to purchase shares of the Company’s common stock at an exercise price of $14.37 per share.  The option is scheduled to vest in 20% annual increments on February 11, 2014, 2015, 2016, 2017 and 2018, respectively.  The assumptions used in the calculation of the grant date fair value amount are included in Note 14 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed with the SEC.

(6)
Amounts under this column for fiscal 2013 present the aggregate of (i) the change in the actuarial present value of the named executive officer’s accumulated benefit under the SERP from June 30, 2012 to June 30, 2013, (ii) above market interest  on amounts deferred under the Deferred Compensation Plan and (iii) above market interest on amounts deferred under the EMCP, respectively, as follows: Mr. Broadwell – (i) $253,036; (ii) $15,423; and (iii) $16,421; Mr. Stonestreet – (i) $54,500; (ii) $19,415; and (iii) $11,466; Mr. Westbrook – (i) $0; (ii) $0;  and (iii) $0; Mr. VunCannon – (i) $8,057; (ii) $3,049; and (iii) $2,145; and Mr. Sellinger – (i) $5,927; (ii) $5,688; and (iii) $9,105.   Per SEC rules, above market interest is defined as interest in excess of 120% of the applicable federal long-term rate under the Internal Revenue Code.  For purposes of this table, for fiscal 2013, 120% of the long-term applicable federal rate for June 2013 was used, which was 2.96%.  Amounts under this column for fiscal 2012 present the aggregate of (i) the change in the actuarial present value of the named executive officer’s accumulated benefit under the SERP from June 30, 2011 to June 30, 2012, (ii) above market interest  on amounts deferred under the Deferred Compensation Plan and (iii) above market interest on amounts deferred under the EMCP, respectively, as follows: Mr. Broadwell – (i) $59,475; (ii) 19,105; and (iii) $15,014; Mr. Stonestreet – (i) $65,661; (ii) $25,078; and (iii) $12,118; Mr. VunCannon – (i) $7,673; (ii) $3,747; and (iii) $1,631; and Mr. Sellinger – (i) $5,645; (ii) $6,991; and (iii) $7,991.   Per SEC rules, above market interest is defined as interest in excess of 120% of the applicable federal long-term rate under the Internal Revenue Code.  For purposes of this table, for fiscal 2012, 120% of the long-term applicable federal rate for June 2012 was used, which was 3.12%.   Amounts under this column for fiscal 2011 present the aggregate of (i) the change in the actuarial present value of the named executive officer’s accumulated benefit under the SERP from June 30, 2010 to June 30, 2011, (ii) above market interest  on amounts deferred under the Deferred Compensation Plan and (iii) above market interest on amounts deferred under the EMCP, respectively, as follows: Mr. Broadwell – (i) $(5,117), reflected as zero in the table per SEC rules; (ii) $1,598; and (iii) $1,016; Mr. Stonestreet – (i) $8,049; (ii) $2,004; and (iii) $723; Mr. VunCannon – (i) $8,574; (ii) $310; and (iii) $46; and Mr. Sellinger – (i) $5,645; (ii) $6,991; and (iii) $7,991.   Per SEC rules, above market interest is defined as interest in excess of 120% of the applicable federal long-term rate under the Internal Revenue Code.  For purposes of this table, for fiscal 2011, 120% of the long-term applicable federal rate for June 2011 was used, which was 4.76% .

(7)
For Messrs. Broadwell, Stonestreet, Westbrook, VunCannon and Sellinger, amounts under this column for fiscal 2013 consist of the following: Mr. Broadwell – payout for unused time off of $23,491; life insurance premiums paid by HomeTrust Bank of $1,123; reimbursement for long-term disability insurance premium paid by Mr. Broadwell of $1,848; employer contributions under HomeTrust Bank’s 401(k) plan of $15,000; distributions under the SERP of $26,160; and value as of June 30, 2013 of allocation under employee stock ownership plan of $15,517.  Mr. Stonestreet – payout for unused time off of $23,591; life insurance premiums paid by HomeTrust Bank of $1,334; reimbursement for long-term disability insurance premium paid by Mr. Stonestreet of $1,848; employer contributions under HomeTrust Bank’s 401(k) plan of $15,000; and value as of June 30, 2013 of allocation under employee stock ownership plan of $15,517;  Mr. Westbrook –life insurance premiums paid by HomeTrust Bank of $847; reimbursement for long-term disability insurance premium paid by Mr. Westbrook of $497; employer contributions under HomeTrust Bank’s 401(k) plan of $15,000; relocation payment to Mr. Westbrook of $50,603; and value as of June 30, 2013 of allocation under employee stock ownership plan of $15,517; Mr. VunCannon – payout for unused time off of $10,975; life insurance premiums paid by HomeTrust Bank of $806; reimbursement for long-term disability insurance premium paid by Mr. VunCannon of $1,551; employer contributions under HomeTrust Bank’s 401(k) plan of $11,019; and value as of June 30, 2013 of allocation under employee stock ownership plan of $14,472; and Mr. Sellinger – payout for unused time off of $13,742; life insurance premiums paid by HomeTrust Bank of $787; reimbursement for long-term disability insurance premium paid by Mr. Sellinger of $1,550; employer contributions under HomeTrust Bank’s 401(k) plan of $11,019; and value as of June 30, 2013 of allocation under employee stock ownership plan of $15,389.  For Messrs. Broadwell, Stonestreet, VunCannon and Sellinger, amounts under this column for fiscal 2012 consist of the following: Mr. Broadwell – payout for unused time off of $43,258; tax related reimbursements of $16,032;  life insurance premiums paid by HomeTrust Bank of $94; reimbursement for long-term disability insurance premium paid by Mr. Broadwell of $2,951; employer contributions under HomeTrust Bank’s 401(k) plan of $14,700; and distributions under the SERP of $25,154;  Mr. Stonestreet – payout for unused time off of $110,188; tax related reimbursements of $8,607; life insurance premiums paid by HomeTrust Bank of $126; reimbursement for long-term disability insurance premium paid by Mr. Stonestreet of $2,951; and employer contributions under HomeTrust Bank’s 401(k) plan of $14,700; Mr. VunCannon – payout for unused time off of $40,148; tax related reimbursements of $1,188; life insurance premiums paid by HomeTrust Bank of $78; reimbursement for long-term disability insurance premium paid by Mr. VunCannon of $2,660; and employer contributions under HomeTrust Bank’s 401(k) plan of $12,210;  and Mr. Sellinger – payout for unused time off of $51,106; tax related reimbursements of $1,276; life insurance premiums paid by HomeTrust Bank of $78; reimbursement for long-term disability insurance premium paid by Mr. Sellinger of $2,720 and employer contributions under HomeTrust Bank’s 401(k) plan of $14,166.   For Messrs. Broadwell, Stonestreet, VunCannon and Sellinger, amounts under this column for fiscal 2011 consist of the following: Mr. Broadwell – payout for unused time off of $43,258; tax related reimbursements of $46,734; life insurance premiums paid by HomeTrust Bank of $111; reimbursement for long-term disability insurance premium paid by Mr. Broadwell of $2,951; employer contributions under HomeTrust Bank’s 401(k) plan of $14,700 ($4,165 of which was refunded to Mr. Broadwell); and distributions under the SERP of $24,660;  Mr. Stonestreet – payout for unused time off of $9,359; tax related reimbursements of $45,058; life insurance premiums paid by HomeTrust Bank of $171; reimbursement for long-term disability insurance premium paid by Mr. Stonestreet of $2,950; and employer contributions under HomeTrust Bank’s 401(k) plan of $14,700 ($4,165 of which was refunded to Mr. Stonestreet); Mr. VunCannon – payout for unused time off of $16,315; tax related reimbursements of $4,070; life insurance premiums paid by HomeTrust Bank of $103; reimbursement for long-term disability insurance premium paid by Mr. VunCannon of $2,459; and employer contributions under HomeTrust Bank’s 401(k) plan of $12,883 ($2,348 of which was refunded to Mr. VunCannon);  and Mr. Sellinger – payout for unused time off of $17,242; tax related reimbursements of $338; life insurance premiums paid by HomeTrust Bank of $105; reimbursement for long-term disability insurance premium paid by Mr. Sellinger of $2,533 and employer contributions under HomeTrust Bank’s 401(k) plan of $13,087 ($2,552 of which was refunded to Mr. Sellinger).

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards(4)

F. Edward Broadwell, Jr.	08/28/12	115,500	231,000	346,500	---	---	---	---	---	---	---
	02/11/13	---	---	---	---	---	---	84,500	---	---	$1,214,265
	02/11/13	---	---	---	---	---	---	---	210,000	$14.37	$936,978

Dana L. Stonestreet	08/28/12	91,678	183,356	275,034	---	---	---	---	---	---	---
	02/11/13	---	---	---	---	---	---	84,500	---	---	$1,214,265
	02/11/13	---	---	---	---	---	---	---	210,000	$14.37	$936,978

C. Hunter Westbrook	08/28/12	33,000	66,000	99,000	---	---	---	---	---	---	---
	02/11/13	---	---	---	---	---	---	23,000	---	---	$330,510
	02/11/13	---	---	---	---	---	---	---	90,000	$14.37	$401,562

Tony J. VunCannon	08/28/12	27,729	55,458	83,187	---	---	---	---	---	---	---
	02/11/13	---	---	---	---	---	---	23,000	---	---	$330,510
	02/11/13	---	---	---	---	---	---	---	90,000	$14.37	$401,562

Howard L. Sellinger	08/28/12	27,729	55,458	83,187	---	---	---	---	---	---	---
	02/11/13	---	---	---	---	---	---	23,000	---	---	$330,510
	02/11/13	---	---	---	---	---	---	---	90,000	$14.37	$401,562
______________
(1)
For each named executive officer, represents the threshold (i.e. lowest), target and maximum amounts that were potentially payable for fiscal year 2013 under the Company’s SOC Incentive Program.  The actual amounts earned under these awards for fiscal year 2013 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.  For additional information regarding the SOC Incentive Program, see “Compensation Discussion and Analysis—Bonuses.”

(2)	Represents a restricted stock award to the named executive officer with the following vesting schedule: 20% increments on February 11, 2014, 2015, 2016, 2017 and 2018.
(3)	Represents a stock option award granted to the named executive officer with the following vesting schedules: 20% increments on February 11, 2014, 2015, 2016, 2017 and 2018.
(4)
Represents the grant date fair value of the awards determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of these awards are included in Note 14 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed with the SEC.

Employment Agreements with Named Executive Officers

Effective as of July 10, 2012, each of Messrs. Broadwell, Stonestreet, VunCannon and Sellinger entered into an employment agreement with HomeTrust Bancshares (which, in the case of Messrs. Broadwell and Stonestreet, replaced existing employment agreements that they had with HomeTrust Bank).  Effective as of August 29, 2012, Mr. Westbrook entered into an employment agreement with HomeTrust Bancshares.  The term of Mr. Broadwell’s agreement will end on December 17, 2013 (his 75th birthday).    Mr. Stonestreet’s agreement has a three-year term, and each of the agreements with Messrs. Westbrook, VunCannon and Sellinger has a two-year term.  The terms of the agreements with Messrs. Stonestreet, Westbrook, VunCannon and Sellinger will be extended by one year on each anniversary of the effective date of the agreement, provided that HomeTrust Bancshares has not given written notice to the contrary to the executive at least 90 days before the anniversary date and provided further that the executive has not received an unsatisfactory performance review by the Board of Directors of HomeTrust Bancshares or HomeTrust Bank.  In the case of Mr. Stonestreet (currently age 59), the term of the agreement may not be automatically extended beyond his 75th birthday, and in the case of Messrs. Westbrook, VunCannon and Sellinger (currently ages 50, 48 and 60), the terms of their agreements may not be automatically extended beyond their 65th birthday.

The agreements with Messrs. Broadwell and Stonestreet provide for a minimum annual base salary of not less than their base salary in effect on the effective date of the agreements ($400,000 and $317,500, respectively), the agreement with Mr. Westbrook provides for a minimum annual base salary of $220,000, and the agreements with Messrs. VunCannon and Sellinger each provide for a minimum annual base salary of $180,000.  Each executive is entitled under his employment agreement to participate in an equitable manner with all other executive officers HomeTrust Bancshares and HomeTrust Bank in such performance-based and discretionary bonuses, if any, as are authorized by the Boards of directors of HomeTrust Bancshares and HomeTrust Bank.  Each executive also is entitled to participate, to the same extent as executive officers of HomeTrust Bancshares and HomeTrust Bank generally, in all retirement and other employee benefits and any fringe benefits, and is entitled to such other benefits as the Board of Directors may provide in its discretion.

Each agreement provides that if the executive is “involuntarily terminated,” he will be entitled to receive continued compensation payments and certain health and other insurance benefits during the remaining term of the agreement.  In the case of Messrs. Broadwell and Stonestreet, these payments and benefits will consist of (i) monthly payments of one-twelfth of the executive’s “total compensation” and (ii) substantially the same group life or key man life insurance, hospitalization, medical, dental, prescription drug and other health benefits, as well as long-term disability insurance coverage (if any) for the executive and his dependents and beneficiaries, and on terms substantially as favorable to the executive as those in effect immediately prior to the involuntary termination.  In the case of Messrs. Westbrook, VunCannon and Sellinger, these payments and benefits will consist of (i) monthly payments of one-twelfth of the executive’s then-current base salary plus one-twelfth of the average annual amount of cash bonus and cash incentive compensation earned by the executive for the two full fiscal years preceding the termination date (the “Salary and Average Bonus Benefit”) (provided that in the case of Mr. Westbrook, if he has been employed for less than two full fiscal years on the date of termination, his incentive compensation amount, annualized, will be the greater of (A) the amount earned as an annual incentive during the first such fiscal year, if any, and (B) 15% of his salary for those incomplete fiscal years) and (ii) substantially the same hospitalization, medical, dental, prescription drug and other health benefits offered by HomeTrust Bancshares from time to time to its employees generally to comply with the continuation requirements of Section 4980B(f) of the Internal Revenue Code (commonly referred to as “COBRA” coverage) for the executive and his eligible dependents.  The term “involuntary termination” includes a specified diminution in the executive’s duties, responsibilities or benefits.  In the case of the agreements with Messrs. Broadwell and Stonestreet, the term “total compensation” is defined as Mr. Broadwell’s or Mr. Stonestreet’s highest annual base salary rate at any time during his employment with HomeTrust Bancshares or HomeTrust Bank plus the higher of (i) his annual bonus paid during the previous year or (ii) the average of the seven highest annual bonuses paid to him at any time during his employment by HomeTrust Bancshares or HomeTrust Bank or a predecessor institution.

Each agreement provides that in the event the executive is involuntarily terminated within the six months preceding, at the time of or within 12 months following a change in control of HomeTrust Bancshares, in addition to the applicable payments and benefits described in the immediately preceding paragraph, he will be entitled to a lump sum payment of 299% of his “base amount,” as defined in Section 280G of the Internal Revenue Code, subject to cutback to the extent such payment would, or together with other payments would, be nondeductible under Section 280G of the Internal Revenue Code, provided that under Mr. Westbrook’s agreement, no such reduction in these payments will occur if the reduction would not result in him having a greater net after-tax benefit from the payments.

If the executive dies during the term of his agreement, his estate or designated beneficiary will be entitled to: (i) his “total compensation” (in the case of Messrs. Broadwell and Stonestreet) or his Salary and Average Bonus Benefit (in the case of Messrs. Westbrook, VunCannon and Sellinger) through the last day of calendar month in which his death occurred, plus the greater of either (A) an additional three months of “total compensation” (in the case of Messrs. Broadwell and Stonestreet) or Salary and Average Bonus Benefit (in the case of Messrs. VunCannon, Sellinger and Abbitt) or (B) 299% of the executive’s base amount under Section 280G of the Internal Revenue Code (subject to cutback as described above), if his death occurred during the six months before or 12 months following a change in control; and (ii) the amounts of any benefits or awards which were earned with respect to the fiscal year in which the executive died and to which the executive would have been entitled to receive had he remained employed.  Each agreement provides that if HomeTrust Bancshares terminates the executive’s employment after having established that the executive is permanently disabled, then after the exhaustion of all paid time off days allocated for the calendar year, HomeTrust Bancshares will pay to the executive for the remaining term of the agreement his “total compensation” (in the case of Messrs. Broadwell and Stonestreet) or his Salary and Average Bonus Benefit (in the case of Messrs. Westbrook, VunCannon and Sellinger), in each case reduced by the proceeds of any disability insurance policy under a disability program sponsored by HomeTrust Bancshares.  If the executive terminates employment due to permanent disability during the first year after a change in control, then he will be entitled to the greater in value (as determined on a present value basis) of the disability benefit described in the immediately preceding sentence and the change in control benefit described in the immediately preceding paragraph.

Outstanding Equity Awards at June 30, 2013

The following table provides information regarding the unexercised stock options and stock awards held by each of the named executive officers as of June 30, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

F. Edward Broadwell, Jr.	---	210,000	(1)	---	$14.37	02/11/2023	---		---	---	---
	---	---		---	---	---	84,500	(2)	1,433,120	---	---

Dana L. Stonestreet	---	210,000	(1)	---	$14.37	02/11/2023	---		---	---	---
	---	---		---	---	---	84,500	(2)	1,433,120	---	---

C. Hunter Westbrook	---	90,000	(1)	---	$14.37	02/11/2023	---		---	---	---
	---	---		---	---	---	23,000	(2)	390,080	---	---

Tony J. VunCannon	---	90,000	(1)	---	$14.37	02/11/2023
	---	---		---	---	---	23,000	(2)	390,080	---	---

Howard L. Sellinger	---	90,000	(1)	---	$14.37	02/11/2023
	---	---		---	---	---	23,000	(2)	390,080	---	---

_______________
(1)	Stock option award scheduled to vest as follows: 20% increments on February 11, 2014, 2015, 2016, 2017 and 2018.
(2)	Restricted stock award scheduled to vest as follows: 20% increments on February 11, 2014, 2015, 2016, 2017 and 2018.

Deferred Compensation Plan

The Deferred Compensation Plan is a nonqualified deferred compensation plan under which directors and a select group of employees can elect to defer a portion of their cash compensation.  At the end of each calendar month, each participant’s account balance is credited with earnings based on the value of the participant’s account balance on the last day of such month.  Earnings are currently credited at a rate equal to the average rate of HomeTrust Bank’s earning assets determined as of the last day of the preceding calendar month.  Each participant who is a director of HomeTrust Bank, which consists of all directors other than Messrs. Allen, Biesecker, Dinsmore and Koontz, is entitled to a $5,000 annual contribution from HomeTrust Bank through the 2014 calendar year.  Mr. Beam, who retired as a director in fiscal 2013, received an additional $5,000 contribution in fiscal 2013 ($10,000 in total) to provide him with the remainder of what he would have received had he not retired.  A participant is always 100% vested in his or her account, which will be distributed in cash following his or her separation from service with HomeTrust Bank at the time and in the manner specified in the plan and the participant’s election form.  Each named executive officer other than Mr. Westbrook currently participates in the Deferred Compensation Plan.

During fiscal 2013, no contributions were made under the Deferred Compensation Plan by the named executive officers.  During fiscal 2013, no employer contributions were made under the Deferred Compensation Plan to the participating named executive officers other than $5,000 to each of Messrs. Broadwell and Stonestreet for their service as directors.  Aggregate earnings during fiscal 2013 under the Deferred Compensation Plan by the participating executive officers were as follows: Mr. Broadwell - $52,495; Mr. Stonestreet - $65,842; Mr. VunCannon - $10,297; and Mr. Sellinger - $19,209.  As of June 30, 2013, the aggregate Deferred Compensation Plan balances held by the participating named executive officers were as follows:  Mr. Broadwell - $1,283,972; Mr. Stonestreet - $1,610,425; Mr. VunCannon - $251,841; and Mr. Sellinger - $469,838.  During fiscal 2013, there were no withdrawals from the Deferred Compensation Plan by, or distributions under the Deferred Compensation Plan to, the participating named executive officers.

Executive Medical Care Plan

The EMCP is a nonqualified, deferred compensation plan under which certain key employees are given the opportunity to receive employer-provided health and long-term care benefits through the payment of health and long-term care plan premiums and to receive reimbursement of medical expenses.  Under the EMCP, a participant may be provided with an initial benefit amount set forth in his or her individual joinder agreement and, if the participant is fully vested under the plan, may elect to defer a portion of his base salary, bonuses or other compensation (including unearned and unused vacation pay and paid time off).  Following the “benefit commencement date,” a participant’s benefit account under the EMCP may be used to reimburse the participant for medical expenses (but only using the pre-2005 portion of the account) or pay insurance premiums under any health or qualified long-term care plan.  Any such reimbursement or premium payment results in a charge to the participant’s account balance.  At the end of each plan year, each participant’s account is credited with a 5% adjustment, based on the average balance of the account during the plan year.  The “benefit commencement date” means (1) with respect to the payment of health plan premiums, the first day of the month next following (a) the date of the participant’s termination of employment after age 65, unless the participant, having attained age 65, requests that his benefits commence sooner, (b) if the participant’s employment terminates before age 65, the earlier of the date he or she requests payment of the health plan premiums subsequent to termination of employment or the date the participant attains age 65, or (c) in the case of the participant’s death before age 65, the first day of the month next following the date of the participant’s death; and (2) with respect to qualified long-term care coverage and the reimbursement of medical expenses, the date the participant is first designated to participate in the EMCP, provided that with respect to the reimbursement of medical expenses, the participant must be 100% vested before benefits may commence.  A participant may request that his benefit commencement date be delayed (except for the reimbursement of medical expenses) or, with respect to the payment of health care plan premiums, accelerated, in each case subject to the approval of the committee administering the EMCP.

Each of the named executive officers other than Mr. Westbrook currently participates in the EMCP, and each such named executive officer is fully vested in his account.  During fiscal 2013, contributions by the participating named executive officers under the EMCP were as follows: Mr. Broadwell - $0; Mr. Stonestreet - $0; Mr. VunCannon - $12,000; and Mr. Sellinger - $0.  During fiscal 2013, there were no employer contributions under the EMCP to the participating named executive officers. Aggregate earnings for both employer and participant contributions during fiscal 2013 under the EMCP by the participating executive officers were as follows: Mr. Broadwell - $40,181; Mr. Stonestreet - $28,039; Mr. VunCannon - $5,289; and Mr. Sellinger - $22,316.  Aggregate withdrawals/distributions during fiscal 2013 under the EMCP by the participating executive officers were as follows: Mr. Broadwell - $23,473; Mr. Stonestreet - $17,227; Mr. VunCannon - $4,937; and Mr. Sellinger - $0. As of June 30, 2013, the aggregate EMCP balances, including both participant and employer contributions, held by the participating named executive officers were as follows:  Mr. Broadwell - $831,166; Mr. Stonestreet - $582,082; Mr. VunCannon - $112,887; and Mr. Sellinger - $468,627.

Executive Supplemental Retirement Income Plan

General.  Under the SERP, a participating executive is entitled to receive an annual supplemental retirement income benefit as specified in his or her joinder agreement to the SERP master agreement, payable monthly, commencing on his or her benefit eligibility date or on the date specified in his or her joinder agreement.  Unless a different date is specified in the executive’s joinder agreement, the benefit eligibility date is the first day of the month next following the later of the month in which the executive attains age 55 or separates from service with HomeTrust Bank (subject to a six-month delay for employees subject to Section 409A of the Internal Revenue Code to the extent necessary to comply with Section 409A) for any reason other than cause.  Each of the named executive officers other than Mr. Westbrook currently participates in the SERP.  The specific terms of the SERP benefits of each of the participating named executive officers, the present values of their respective accumulated benefits and any payments under the SERP to the participating named executive officers during the last fiscal year are described below.  Solely for purposes of calculating the present values of such accumulated benefits, it was assumed that Mr. Broadwell will retire in 2014, Mr. Stonestreet will retire in 2019, Mr. Sellinger will retire in 2018 and Mr. VunCannon will retire in 2020, in each case using a discount rate of 5%.   These assumptions are the same as those used in preparing the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

Mr. Broadwell. Under his joinder agreement, Mr. Broadwell’s supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, equal to 60% of his highest average compensation (taking into account only base salary, bonuses and amounts deferred at his election) for a three (consecutive or nonconsecutive) calendar year period preceding the date Mr. Broadwell separates from service with HomeTrust Bank, provided that this annual benefit may not be less than $350,000 or more than $425,000 (“Main Retirement Benefit”); (2) a separate, additional 20-year annual retirement benefit, payable monthly, with the annual payout amount starting at $7,200 in Year 1 and increasing to $36,326 in Year 20 (“Additional Retirement Benefit”); and (3) in consideration for the cancellation of Mr. Broadwell’s right to participate in the Director Emeritus Plan, another separate, 20-year retirement benefit (“Additional SERP Benefit”), payable monthly, in the annual amount of $22,800 subject to an increase of 4% per year commencing with the second year of the payout period and continuing through the 15th year of the payout period. Under Mr. Broadwell’s joinder agreement, the payout period for the Additional SERP Benefit commenced one month after he attained age 70 (in 2008).  Mr. Broadwell is fully vested in each of his Main Retirement Benefit, Additional Retirement Benefit and Additional SERP Benefit.  As of June 30, 2013, the present value of Mr. Broadwell’s accumulated benefit under the SERP was $5,601,012.

Mr. Stonestreet.  Under his joinder agreement, Mr. Stonestreet’s supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, equal to 60% of his highest average compensation (taking into account only base salary, bonuses and amounts deferred at his election) for a three (consecutive or nonconsecutive) calendar year period preceding the date Mr. Stonestreet separates from service with HomeTrust Bank, provided that this annual benefit may not be less than $350,000 or more than $425,000 (“Main Retirement Benefit”); and (2) a separate, additional 20-year retirement benefit, payable monthly, in the annual amount of $16,193, subject to an adjustment of 5% per year commencing with the second year of the payout period.  Mr. Stonestreet is fully vested in both his Main Retirement Benefit and his Additional Retirement Benefit.  As of June 30, 2013, the present value of Mr. Stonestreet’s accumulated benefit under the SERP was $4,235,127.

Mr. VunCannon.  Under his joinder agreement, Mr. VunCannon supplemental retirement income benefit is comprised of a 15-year annual benefit of $25,000, payable monthly.  Mr. VunCannon is fully vested in his supplemental retirement income benefit.  As of June 30, 2013, the present value of Mr. VunCannon’s accumulated benefit under the SERP was $195,771.

Mr. Sellinger.  Under his joinder agreement, Mr. Sellinger’s supplemental retirement income benefit is comprised of a 15-year annual benefit totaling $60,000, payable monthly.  Mr. Sellinger is fully vested in his supplemental retirement income benefit.  As of June 30, 2013, the present value of Mr. Sellinger’s accumulated benefit under the SERP was $580,767.

Potential Payments upon Termination of Employment or Change in Control

The following tables summarize the approximate value of the termination payments and benefits that the named executive officers would have received if their employment had been terminated on June 28, 2013 (the last business day of the Company’s most recently completed fiscal year) under the circumstances shown.  The tables exclude (i) amounts accrued through June 30, 2013 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) account balances under HomeTrust Bank’s 401(k) plan, Deferred Compensation Plan, EMCP and SERP.  Each named executive officer is fully vested in his account balances under the Deferred Compensation Plan, EMCP and SERP to the extent that he participates in those plans, and the forms and amounts of his benefits under those plans would not be enhanced by a termination of his employment with HomeTrust Bank or a change in control.  For information regarding the benefits of the named executive officers under the Deferred Compensation Plan, EMCP and SERP, see “—Deferred Compensation Plan,” “—Executive Medical Care Plan” and “—Executive Supplemental Retirement Income Plan.”

F. Edward Broadwell, Jr.
Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)			Payout of Unused Paid Time Off ($)			Life Insurance Benefit ($)		Accelerated Vesting of Stock Options and Restricted Stock Awards $			Payment of 299% of “Base Amount” ($)

If termination for cause occurs	$	---			$21,308		$	---	$	---		$	---

If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	$	---			$21,308		$	---	$	---		$	---

If “involuntary termination” under Employment Agreement occurs, but not within the six months preceding, at the time of or following a change in control		$336,568	(1)		$21,308		$	---	$	---		$	---

If “involuntary termination” under Employment Agreement occurs within the six months preceding, at the time of or following a change in control	$	---			$21,308		$	---		$1,977,020	(2)		$3,048,855	(3)

If termination occurs as a result of death, not within six months before, or 12 months after, a change in control		$179,206	(4)		$21,308			$585,000		$1,977,020	(2)	$	---

If termination occurs as a result of death within six months before, or 12 months after, a change in control	$	---			$21,308			$585,000		$1,977,020	(2)		$3,048,855	(5)

If termination occurs as a result of disability, not during the one year period following a change in control		$224,737	(6)	$	---	(7)	$	---		$1,977,020	(2)	$	---

If termination occurs as a result of disability during the one year period following a change in control	$	---	(8)		$21,308		$	---		$1,977,020	(2)		$3,048,855	(8)
________________
(1)
Represents the continuation of “total compensation” (payable monthly) and health and other insurance benefits under Mr. Broadwell’s employment agreement, as described under “—Employment Agreements with Named Executive Officers,” for the remaining term of Mr. Broadwell’s employment agreement (i.e., through December 17, 2013), assuming Mr. Broadwell’s employment is, on June 28, 2013, “involuntarily terminated” but not within the six months preceding, at the time of or following a change in control.  For purposes of the above table, Mr. Broadwell’s annual “total compensation” is calculated as $716,825, payable in monthly installments for 5.5 months following termination (for total payments of $328,545), and the amount of his health and other insurance benefits, to be provided for 5.5 months following termination, is calculated at $8,023.

(2)
Represents the value of acceleration of vesting of unvested stock options, based on the closing price per share of the Company’s common stock on June 28, 2013 of $16.96 and the exercise price of the options of $14.37, and the value of acceleration of vesting of unvested restricted stock awards, based on the closing price per share of the Company’s common stock on June 28, 2013 of $16.96.  All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well upon termination of employment due to death or disability, regardless of whether a change in control occurs.

(3)
Represents the amount payable to Mr. Broadwell under his employment agreement in the event that his employment is “involuntarily terminated” within the six months preceding, at the time of or following a change in control.

(4)
Represents continued payment of Mr. Broadwell’s “total compensation” for a period of three months following his death, as provided in his employment agreement.  The amount shown is 25% of his “total compensation” ($716,825).

(5)
Represents the amount payable under Mr. Broadwell’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.

(6)
Represents continued payment of Mr. Broadwell’s “total compensation” for the remaining term of his employment agreement (i.e., through December 17, 2013), assuming that Mr. Broadwell’s employment is terminated by HomeTrust Bancshares on June 28, 2013 after having established that he is permanently disabled (payable for 5.5 months following termination, totaling $328,545), less the amount of his unused time off allocated for the 2013 calendar year ($21,308) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($82,500).  As provided in Mr. Broadwell’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.

(7)	Under his employment agreement, Mr. Broadwell is not entitled to any disability benefits until after the exhaustion of his paid time off allocated for the current calendar year.
(8)
Under his employment agreement, if Mr. Broadwell’s employment terminates due to permanent disability during the one-year period following a change in control, Mr. Broadwell is entitled to either the continuation of his “total compensation” for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or 299% of his “base amount,” whichever is greater in value as determined on a present value basis.

Dana L. Stonestreet
Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)			Payout of Unused Paid Time Off ($)			Life Insurance Benefit ($)		Accelerated Vesting of Stock Options and Restricted Stock Awards $			Payment of 299% of “Base Amount” ($)

If termination for cause occurs	$	---			$14,488		$	---	$	---		$	---

If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	$	---			$14,488		$	---	$	---		$	---

If “involuntary termination” under Employment Agreement occurs, but not within the six months preceding, at the time of or following a change in control		$1,763,236	(1)		$14,488		$	---	$	---		$	---

If “involuntary termination” under Employment Agreement occurs within the six months preceding, at the time of or following a change in control	$	---			$14,488		$	---		$1,977,020	(2)		$2,088,812	(3)

If termination occurs as a result of death, not within six months before, or 12 months after, a change in control		$142,505	(4)		$14,488			$695,000		$1,977,020	(2)	$	---

If termination occurs as a result of death within six months before, or 12 months after, a change in control	$	---			$14,488			$695,000		$1,977,020	(2)		$2,088,812	(5)

If termination occurs as a result of disability, not during the one year period following a change in control		$1,155,575	(6)	$	---	(7)	$	---		$1,977,020	(2)	$	---

If termination occurs as a result of disability during the one year period following a change in control	$	---	(8)		$14,488		$	---		$1,977,020	(2)		$2,088,812	(8)
________________
(1)
Represents the continuation of “total compensation” (payable monthly) and health and other insurance benefits under Mr. Stonestreet’s employment agreement, as described under “—Employment Agreements with Named Executive Officers,” for the remaining term of Mr. Stonestreet’s employment agreement (i.e., through June 28, 2016), assuming Mr. Stonestreet’s employment is, on June 28, 2013, “involuntarily terminated” but not within the six months preceding, at the time of or following a change in control.  For purposes of the above table, Mr. Stonestreet’s annual “total compensation” is calculated as $570,021, and the annual amount of his health and other insurance benefits is calculated at $17,724.

(2)
Represents the value of acceleration of vesting of unvested stock options, based on the closing price per share of the Company’s common stock on June 28, 2013 of $16.96 and the exercise price of the options of $14.37, and the value of acceleration of vesting of unvested restricted stock awards, based on the closing price per share of the Company’s common stock on June 28, 2013 of $16.96.  All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well upon termination of employment due to death or disability, regardless of whether a change in control occurs.

(3)
Represents the amount payable to Mr. Stonestreet under his employment agreement in the event that his employment is “involuntarily terminated” within the six months preceding, at the time of or following a change in control.

(4)
Represents continued payment of Mr. Stonestreet’s “total compensation” for a period of three months following his death, as provided in his employment agreement.  The amount shown is 25% of his “total compensation” ($570,021).

(5)
Represents the amount payable under Mr. Stonestreet’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.

(6)
Represents continued payment of Mr. Stonestreet’s “total compensation” for the remaining term of his employment agreement (i.e., through June 28, 2016,  assuming that Mr. Stonestreet’s employment is terminated by HomeTrust Bancshares on June 28, 2013 after having established that he is permanently disabled ($570,021 per year), less the payout amount of his unused time off allocated for the 2013 calendar year ($14,488) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($540,000).  As provided in Mr. Stonestreet’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.

(7)	Under his employment agreement, Mr. Stonestreet is not entitled to any disability benefits until after the exhaustion of his paid time off for the current calendar year.
(8)
Under his employment agreement, if Mr. Stonestreet’s employment terminates due to permanent disability during the one-year period following a change in control, Mr. Stonestreet is entitled to either the continuation of his “total compensation” for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or 299% of his “base amount,” whichever is greater in value as determined on a present value basis.

C. Hunter Westbrook
Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)			Payout of Unused Paid Time Off ($)			Life Insurance Benefit ($)		Accelerated Vesting of Stock Options and Restricted Stock Awards $			Payment of 299% of “Base Amount” ($)

If termination for cause occurs	$	---			$11,634		$	---	$	---		$	---

If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	$	---			$11,634		$	---	$	---		$	---

If “involuntary termination” under Employment Agreement occurs, but not within the six months preceding, at the time of or following a change in control		$547,760	(1)		$11,634		$	---	$	---		$	---

If “involuntary termination” under Employment Agreement occurs within the six months preceding, at the time of or following a change in control	$	---			$11,634		$	---		$623,180	(2)		$919,365	(3)

If termination occurs as a result of death, not within six months before, or 12 months after, a change in control		$63,250	(4)		$11,634			$441,000		$623,180	(2)	$	---

If termination occurs as a result of death within six months before, or 12 months after, a change in control	$	---			$11,634			$441,000		$623,180	(2)		$919,365	(5)

If termination occurs as a result of disability, not during the one year period following a change in control		$134,366	(6)	$	---	(7)	$	---		$623,180	(2)	$	---

If termination occurs as a result of disability during the one year period following a change in control	$	---	(8)		$11,634		$	---		$623,180	(2)		$919,365	(8)
________________
(1)
Represents the continuation of (i) Mr. Westbrook’s then-current base salary and the average annual amount of cash bonus and cash incentive compensation earned by Mr. Westbrook for the two full fiscal years preceding the termination date (payable monthly) (the “Salary and Average Bonus Benefit”) and (ii) health and other insurance benefits under Mr. Westbrook’s employment agreement, as described under “—Employment Agreements,” for the remaining term of Mr. Westbrook’s employment agreement (i.e., through June 28, 2015), assuming Mr. Westbrook’s employment is, on June 28, 2013, “involuntarily terminated” but not within the six months preceding, at the time of or following a change in control.  For purposes of the above table, Mr. Westbrook’s annual salary is assumed to be $220,000, the average annual amount of his cash bonus and cash incentive compensation (deemed to be 15% of his annual salary as of the assumed termination date because Mr. Westbrook was employed by the Company for less than two full fiscal years as of the assumed termination date) is calculated at $33,000 and the annual amount of his health and other insurance benefits is calculated at $20,880.

(2)
Represents the value of acceleration of vesting of unvested stock options, based on the closing price per share of the Company’s common stock on June 28, 2013 of $16.96 and the exercise price of the options of $14.37, and the value of acceleration of vesting of unvested restricted stock awards, based on the closing price per share of the Company’s common stock on June 28, 2013 of $16.96.  All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well upon termination of employment due to death or disability, regardless of whether a change in control occurs.

(3)
Represents the amount payable to Mr. Westbrook under his employment agreement in the event that his employment is “involuntarily terminated” within the six months preceding, at the time of or following a change in control.

(4)
Represents continued payment of Mr. Westbrook’s Salary and Average Bonus Benefit (payable monthly) for a period of three months following his death, as provided in his employment agreement.  The amount shown is 25% of the annual amount of his Salary and Average Bonus Benefit ($253,000).

(5)
Represents the amount payable under Mr. Westbrook’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.

(6)
Represents the continuation of Mr. Westbrook’s Salary and Average Bonus Benefit (payable monthly) for the remaining term of his employment agreement (i.e., through June 28, 2015), assuming that Mr. Westbrook’s employment is terminated by HomeTrust Bancshares on June 28, 2013 after having established that he is permanently disabled ($253,000 per year), less the payout amount of his unused time off allocated for the 2013 calendar year ($11,634) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($360,000).  As provided in Mr. Westbrook’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.

(7)	Under his employment agreement, Mr. Westbrook is not entitled to any disability benefits until after the exhaustion of his paid time off for the current calendar year.
(8)
Under his employment agreement, if Mr. Westbrook’s employment terminates due to disability during the one-year period following a change in control, Mr. Westbrook is entitled to either (i) continuation of his Salary and Average Bonus Benefit (payable monthly) for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or (ii) 299% of his “base amount,” whichever is greater in value as determined on a present value basis.

Tony J. VunCannon

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)			Payout of Unused Paid Time Off ($)			Life Insurance Benefit ($)		Accelerated Vesting of Stock Options and Restricted Stock Awards $			Payment of 299% of “Base Amount” ($)

If termination for cause occurs	$	---			$11,422		$	---	$	---		$	---

If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	$	---			$11,422		$	---	$	---		$	---

If “involuntary termination” under Employment Agreement occurs, but not within the six months preceding, at the time of or following a change in control		$503,988	(1)		$11,422		$	---	$	---		$	---

If “involuntary termination” under Employment Agreement occurs within the six months preceding, at the time of or following a change in control	$	---			$11,422		$	---		$623,180	(2)		$804,833	(3)

If termination occurs as a result of death, not within six months before, or 12 months after, a change in control		$58,590	(4)		$11,422			$420,000		$623,180	(2)	$	---

If termination occurs as a result of death within six months before, or 12 months after, a change in control	$	---			$11,422			$420,000		$623,180	(2)		$804,833	(5)

If termination occurs as a result of disability, not during the one year period following a change in control		$97,298	(6)	$	---	(7)	$	---		$623,180	(2)	$	---

If termination occurs as a result of disability during the one year period following a change in control	$	---	(8)		$11,422		$	---		$623,180	(2)		$804,833	(8)
________________
(1)
Represents the continuation of (i) Mr. VunCannon’s then-current base salary and the average annual amount of cash bonus and cash incentive compensation earned by Mr. VunCannon for the two full fiscal years preceding the termination date (payable monthly) (the “Salary and Average Bonus Benefit”) and (ii) health and other insurance benefits under Mr. VunCannon’s employment agreement, as described under “—Employment Agreements,” for the remaining term of Mr. VunCannon’s employment agreement (i.e., through June 28, 2015, assuming Mr. VunCannon’s employment is, on June 28, 2013, “involuntarily terminated” but not within the six months preceding, at the time of or following a change in control.  For purposes of the above table, Mr. VunCannon’s annual salary is assumed to be $184,860, the average annual amount of his cash bonus and cash incentive compensation is calculated at $49,500 and the annual amount of his health and other insurance benefits is calculated at $17,634.

(2)
Represents the value of acceleration of vesting of unvested stock options, based on the closing price per share of the Company’s common stock on June 28, 2013 of $16.96 and the exercise price of the options of $14.37, and the value of acceleration of vesting of unvested restricted stock awards, based on the closing price per share of the Company’s common stock on June 28, 2013 of $16.96.  All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well upon termination of employment due to death or disability, regardless of whether a change in control occurs.

(3)
Represents the amount payable to Mr. VunCannon under his employment agreement in the event that his employment is “involuntarily terminated” within the six months preceding, at the time of or following a change in control.

(4)
Represents continued payment of Mr. VunCannon’s Salary and Average Bonus Benefit (payable monthly) for a period of three months following his death, as provided in his employment agreement.  The amount shown is 25% of the annual amount of his Salary and Average Bonus Benefit ($234,360).

(5)
Represents the amount payable under Mr. VunCannon’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.

(6)
Represents the continuation of Mr. VunCannon’s Salary and Average Bonus Benefit (payable monthly) for the remaining term of his employment agreement (i.e., through June 28, 2015, assuming that Mr. VunCannon’s employment is terminated by HomeTrust Bancshares on June 28, 2013 after having established that he is permanently disabled ($234,360  per year), less the payout amount of his unused time off allocated for the 2013 calendar year ($11,422) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($360,000).  As provided in Mr. VunCannon’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.

(7)	Under his employment agreement, Mr. VunCannon is not entitled to any disability benefits until after the exhaustion of his paid time off for the current calendar year.
(8)
Under his employment agreement, if Mr. VunCannon’s employment terminates due to disability during the one-year period following a change in control, Mr. VunCannon is entitled to either (i) continuation of his Salary and Average Bonus Benefit (payable monthly) for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or (ii) 299% of his “base amount,” whichever is greater in value as determined on a present value basis.

Howard L. Sellinger
Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)			Payout of Unused Paid Time Off ($)			Life Insurance Benefit ($)		Accelerated Vesting of Stock Options and Restricted Stock Awards $			Payment of 299% of “Base Amount” ($)

If termination for cause occurs	$	---			$17,466		$	---	$	---		$	---

If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	$	---			$17,466		$	---	$	---		$	---

If “involuntary termination” under Employment Agreement occurs, but not within the six months preceding, at the time of or following a change in control		$506,866	(1)		$17,466		$	---	$	---		$	---

If “involuntary termination” under Employment Agreement occurs within the six months preceding, at the time of or following a change in control	$	---			$17,466		$	---		$623,180	(2)		$1,126,495	(3)

If termination occurs as a result of death, not within six months before, or 12 months after, a change in control		$57,340	(4)		$17,466			$410,000		$623,180	(2)	$	---

If termination occurs as a result of death within six months before, or 12 months after, a change in control	$	---			$17,466			$410,000		$623,180	(2)		$1,126,495	(5)

If termination occurs as a result of disability, not during the one year period following a change in control		$81,254	(6)	$	---	(7)	$	---		$623,180	(2)	$	---

If termination occurs as a result of disability during the one year period following a change in control	$	---	(8)		$17,466		$	---		$623,180	(2)		$1,126,495	(8)
________________
(1)
Represents the continuation of (i) Mr. Sellinger’s then-current base salary and the average annual amount of cash bonus and cash incentive compensation earned by Mr. Sellinger for the two full fiscal years preceding the termination date (payable monthly) (the “Salary and Average Bonus Benefit”) and (ii) health and other insurance benefits under Mr. Sellinger’s employment agreement, as described under “—Employment Agreements,” for the remaining term of Mr. Sellinger’s employment agreement (i.e., through June 28, 2015), assuming Mr. Sellinger’s employment is, on June 28, 2013, “involuntarily terminated” but not within the six months preceding, at the time of or following a change in control.  For purposes of the above table, Mr. Sellinger’s annual salary is assumed to be $184,860, the average annual amount of his cash bonus and cash incentive compensation is calculated at $44,500 and the annual amount of his health and other insurance benefits is calculated at $24,073.

(2)
Represents the value of acceleration of vesting of unvested stock options, based on the closing price per share of the Company’s common stock on June 28, 2013 of $16.96 and the exercise price of the options of $14.37, and the value of acceleration of vesting of unvested restricted stock awards, based on the closing price per share of the Company’s common stock on June 28, 2013 of $16.96.  All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well upon termination of employment due to death or disability, regardless of whether a change in control occurs.

(3)
Represents the amount payable to Mr. Sellinger under his employment agreement in the event that his employment is “involuntarily terminated” within the six months preceding, at the time of or following a change in control.

(4)
Represents continued payment of Mr. Sellinger’s Salary and Average Bonus Benefit (payable monthly) for a period of three months following his death, as provided in his employment agreement.  The amount shown is 25% of the annual amount of his Salary and Average Bonus Benefit ($229,360).

(5)
Represents the amount payable under Mr. Sellinger’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.

(6)
Represents the continuation of Mr. Sellinger’s Salary and Average Bonus Benefit (payable monthly) for the remaining term of his employment agreement (i.e., through June 28, 2015), assuming that Mr. Sellinger’s employment is terminated by HomeTrust Bancshares on June 28, 2013 after having established that he is permanently disabled ($229,360 per year), less the payout amount of his unused time off allocated for the 2013 calendar year ($17,466) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($360,000).  As provided in Mr. Sellinger’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.

(7)	Under his employment agreement, Mr. Sellinger is not entitled to any disability benefits until after the exhaustion of his paid time off for the current calendar year.
(8)
Under his employment agreement, if Mr. Sellinger’s employment terminates due to disability during the one-year period following a change in control, Mr. Sellinger is entitled to either (i) continuation of his Salary and Average Bonus Benefit (payable monthly) for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or (ii) 299% of his “base amount,” whichever is greater in value as determined on a present value basis.

Compensation Committee Report

The Compensation Committee of the HomeTrust Bancshares Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the HomeTrust Bancshares Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the following members of the Compensation Committee of the HomeTrust Bancshares Board of Directors:

Robert E. Shepherd, Sr. (Chairman)
Robert G. Dinsmore, Jr.
J. Steven Goforth
Craig C. Koontz

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the fiscal year ended June 30, 2013 included former Director Beam and Directors Dinsmore, Koontz, McDevitt, Melville and Shepherd.  Mr. Beam ceased to be a member of the Compensation Committee upon his retirement from the Board on November 19, 2012 and Mr. McDevitt and Ms. Melville ceased to be members of the Compensation Committee on January 17, 2013.

As discussed under “Transactions with Related Persons,” Ms. Melville is a former officer of HomeTrust Bank, having retired as Senior Vice President and Chief Administration Officer in 2008.  As also discussed under “Transactions with Related Persons,” Mr. McDevitt is a principal of a law firm to which HomeTrust Bank made payments during the fiscal year ended June 30, 2013.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Party Transactions.  The charter of the ACER Committee of the HomeTrust Bancshares Board of Directors provides that the committee is to review and approve all related party transactions (defined as transactions requiring disclosure under Item 404 of SEC Regulation S-K) on an ongoing basis.

Loans. HomeTrust Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations.  Loans to directors and executive officers and their related persons are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with persons not related to HomeTrust Bank prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

H. Stanford Allen. Director H. Stanford Allen is employed by HomeTrust Bank as President of the Cherryville Federal Bank banking division.  For his services as an employee of HomeTrust Bank during fiscal 2013, Mr. Allen received a salary of $131,647, a bonus of $20,000, a payout for unused time off of $13,196, an employer contribution to his 401(k) plan account of $7,825, an allocation to his employee stock ownership plan account with a value as of June 30, 2013 of $10,267, tax related reimbursements of $5,491, life insurance premiums paid on his behalf of $582 and reimbursement of long-term disability insurance premiums that he paid of $1,034.  Mr. Allen also received above market interest on amounts deferred under the EMCP of $3,333.  Mr. Allen participated in the HomeTrust Bank Director Emeritus Plan during fiscal 2012, but his participation terminated during fiscal 2012 in exchange for an additional benefit under the SERP that is identical to the benefit he would have been entitled to under the HomeTrust Bank Director Emeritus Plan.  Under his joinder agreement to the SERP, Mr. Allen’s supplemental retirement income benefit will be comprised of the following: (1) a 20-year annual benefit, payable monthly, of $84,500; and (2) a separate, additional 15-year retirement benefit, payable monthly, in the annual amount of $43,500.  The additional benefit was added subsequent to June 30, 2011 in exchange for the termination of his participation in the HomeTrust Bank Director Emeritus Plan as described above.  Mr. Allen first became a participant in the SERP during fiscal 2011.  The increase from June 30, 2012 to June 30, 2013 in the actuarial present value of his accumulated benefit under the SERP was $216,010, using a 5% discount rate and assuming that he will retire in 2014.

Sidney A. Biesecker. Director Sidney A. Biesecker is employed by HomeTrust Bank as President of the Industrial Federal Bank banking division.  For his services as an employee during fiscal 2032, Mr. Biesecker received a salary of $175,211, a bonus of $27,000, a payout for unused time off of $7,060, an employer contribution to his 401(k) plan account of $10,544, an allocation to his employee stock ownership plan account with a value as of June 30, 2013 of $13,028, tax related reimbursements of $9,668, life insurance premiums paid on his behalf of $960 and reimbursement of long-term disability insurance premiums that he paid of $1,445.  Mr. Biesecker also received above market interest on amounts deferred under the EMCP of $6,314.  In addition, Mr. Biesecker is a participant in the SERP.  Under his joinder agreement to the SERP, Mr. Biesecker’s supplemental retirement income benefit will be comprised of the following: (1) a 20-year annual benefit, payable monthly, of $150,000; and (2) a separate, additional 20-year retirement benefit, payable monthly, in the initial annual amount of $30,000 subject to an annual increase of 5% per year commencing with the second year of the payout period.  Mr. Biesecker first became a participant in the SERP during fiscal 2010.  Mr. Biesecker has an additional retirement benefit under a Supplemental Income Agreement that he originally entered into with Industrial Federal Bank in 1996, which HomeTrust Bank assumed in connection with its acquisition of Industrial Federal Bank in fiscal 2010.  The increase from June 30, 2012 to June 30, 2013 in the actuarial present value of his aggregate accumulated benefit under the SERP and the Supplemental Income Agreement was $234,771, using a 5% discount rate and assuming that he will retire in 2015.

William T. Flynt. Director William T. Flynt retired as an employee of HomeTrust Bank in 2007.  Mr. Flynt is a participant in the SERP.  Under his joinder agreement to the SERP, Mr. Flynt’s supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, of $133,200; and (2) a separate, additional 20-year retirement benefit, payable monthly, in the initial annual amount of $18,000 subject to an annual increase of 4% per year commencing with the second year of the payout period and continuing through the 15th year of the payout period.  The actuarial present value of Mr. Flynt’s accumulated benefit under the SERP decreased by $64,873 from June 30, 2012 to June 30, 2013.  During fiscal 2013, Mr. Flynt received a payout under the SERP of $133,200.  In addition, during fiscal 2013, Mr. Flynt received above-market interest on amounts deferred under the EMCP of $7,159.

Peggy C. Melville.  Director Peggy C. Melville retired as an employee of HomeTrust Bank in 2008.  Ms. Melville is a participant in the SERP.  Under her joinder agreement to the SERP, Ms. Melville’s supplemental retirement income benefit is comprised of a 20-year annual benefit, payable monthly, of $172,650.  During fiscal 2013, Ms. Melville received payments under the SERP totaling $172,650. The actuarial present value of Ms. Melville’s accumulated benefit under the SERP decreased by $78,561 from June 30, 2012 to June 30, 2013.  During fiscal 2013, Ms. Melville also received payments under HomeTrust Bank’s Management Capital Growth Recognition Plan of $72,219, which she earned while an employee of HomeTrust Bank.  In addition, during fiscal 2013, Ms. Melville received above-market interest of $10,588 on amounts deferred under the EMCP while an employee under the  EMCP.

Larry S. McDevitt.  Director Larry S. McDevitt is a principal of The Van Winkle Law Firm, which has represented HomeTrust Bank in connection with various matters.  During the fiscal year ended June 30, 2013, the fees paid by HomeTrust Bank to The Van Winkle Law Firm totaled $756,361.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

The Company believes that, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended June 30, 2013, all Section

16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during fiscal year 2013.

REPORT OF THE AUDIT, COMPLIANCE AND ENTERPRISE RISK MANAGEMENT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The ACER Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2013 with management.  The ACER Committee has discussed with Dixon Hughes Goodman LLP, the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 16, Communications With Audit Committees.

The ACER Committee has also received the written disclosures and the letter from Dixon Hughes Goodman LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Dixon Hughes Goodman LLP’s communications with the ACER Committee concerning independence as currently in effect and discussed with Dixon Hughes Goodman LLP their independence.

Based on the ACER Committee’s review and discussions noted above, the ACER Committee recommended to the HomeTrust Bancshares Inc. Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, for filing with the SEC.

The foregoing report is furnished by the following members of the ACER Committee of the HomeTrust Bancshares, Inc. Board of Directors.

Robert G. Dinsmore, Jr. (Chairman)
William T. Flynt
J. Steven Goforth
Craig C. Koontz
F.K. McFarland III
Peggy C. Melville
Robert E. Shepherd, Sr.

PROPOSAL II
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The ACER Committee of the Company’s Board of Directors has renewed the Company’s arrangement for Dixon Hughes Goodman LLP to be the Company’s independent auditors for the fiscal year ending June 30, 2014, subject to the ratification of that appointment by the Company’s stockholders at the annual meeting.  A representative of Dixon Hughes Goodman LLP is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

During the fiscal years ended June 30, 2013 and 2012, Dixon Hughes Goodman LLP provided various audit, audit related and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

(a)
Audit Fees: Aggregate fees billed for professional services rendered during both fiscal years for the audit of annual financial statements,  statutory internal control attestation and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q: $177,873 - fiscal 2013; $162,111 – fiscal 2012.

(b)
Audit Related Fees: Aggregate fees billed for professional services rendered during both fiscal years for the audit of HomeTrust Bank’s 401(k) plan and, in fiscal 2013 only, consents for two Form S-8 Registration Statements filed by the Company and, in fiscal 2012 only, review and assistance in connection with the filing of the Company’s Form S-1 Registration Statement for its initial public offering, consents for such registration statement, comfort letter in connection with the initial public offering, and opinion issued in connection with regulatory application for HomeTrust Bank’s mutual-to-stock conversion:  $27,000 - fiscal 2013; $194,656 – fiscal 2012.

(c)
Tax Fees: Aggregate fees billed for professional services rendered during both fiscal years related to tax compliance and tax return preparation and, in fiscal 2013 only, issuance of opinion on state tax consequences related to the acquisition of BankGreenville Financial Corporation and, in fiscal 2012 only, issuance of opinion on state tax consequences of HomeTrust Bank’s mutual-to-stock conversion: $36,250- fiscal 2013; $24,475 – fiscal 2012.

(d)	All other fees: None.

The ACER Committee pre-approves all audit and permissible non-audit services to be provided by Dixon Hughes Goodman LLP and the estimated fees for these services.  None of the services provided by Dixon Hughes Goodman LLP described in items (a)-(c) above was approved by the ACER Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations.

The Company’s Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditors for the fiscal year ending June 30, 2014.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy materials for the Company’s next annual meeting of stockholders, any stockholder proposal to take action at the meeting must be received at the Company’s executive office at 10 Woodfin Street, Asheville, North Carolina no later than June 16, 2014.  All stockholder proposals submitted for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any stockholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s charter and bylaws.

In addition to the deadline and other requirements referred to above for submitting a stockholder proposal to be included in the Company’s proxy materials for its next annual meeting of stockholders, the Company’s bylaws require a separate notification to be made in order for a stockholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company’s proxy materials for the meeting.  In order to be eligible for presentation at the Company’s next annual meeting of stockholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of the Company’s bylaws must be received by the Secretary of the Company not earlier than the close of business on July 28, 2014 and not later than the close of business on August 27, 2014.  If, however, the date of the next annual meeting is before November 5, 2014 or after January 24, 2015, the notice of the stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement.  However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

ADDITIONAL INFORMATION

The Company will pay the costs of soliciting proxies.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock.  In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telephone, e-mail or other electronic means, without additional compensation.

REVOCABLE PROXY
HOMETRUST BANCSHARES, INC.

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:
1. By Telephone (using a Touch-Tone Phone); or
2. By Internet; or
3. By Mail.

To Vote by Telephone:

Call 1-866-655-1858 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m. EST, November 25, 2013.

To Vote by Internet:

Go to https://www.rtcoproxy.com/htbi prior to 3 a.m. EST, November 25, 2013.

Please note that the last vote received from a stockholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

____

____

____

Annual Meeting Materials are available at:
http://www.cfpproxy.com/7122

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

X PLEASE MARK VOTES AS IN THIS EXAMPLE

	For	With-hold	For All Except
1. The election of four directors, each for a term of three years:	☐	☐	☐

(01) H. STANFORD ALLEN
(02) J. STEVEN GOFORTH
(03) ROBERT E. SHEPHERD, SR.
(04) DANA L. STONESTREET

INSTRUCTION: To vote for all nominees, mark "FOR." To withhold authority to vote for all nominees, mark "Withhold." To withhold authority to vote for one or more nominee(s), but not all nominees, mark "For All Except" and write the name(s) or number(s) of the nominee(s) for whom you wish to withhold authority to vote in the space provided below.

____

The Board of Directors recommends a vote "FOR" the nominees in Proposal 1 and "FOR" Proposal 2.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

HOMETRUST BANCSHARES, INC. — ANNUAL MEETING, NOVEMBER 25, 2013

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/7122

You can vote in one of three ways:

1. Call **toll free 1-866-655-7858** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **https://www.rtcoproxy.com/htbi** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly to Registrar and Transfer Company, Attn: Proxy Department, P.O.Box 1161, Cranford, New Jersey, 07016-9750.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

HOMETRUST BANCSHARES, INC.

ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 25, 2013
10:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all proxies previously given with respect to all shares of common stock, $.01 par value per share, of HomeTrust Bancshares, Inc. (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), to be held at the Renaissance Hotel, 31 Woodfin Street, Asheville, North Carolina, on November 25, 2013, at 10:00 a.m., local time, and appoints the members of the Board of Directors of the Company, with full power of substitution, to act as proxies for the undersigned for the purpose of voting such stock at the Annual Meeting, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present, as indicated on the reverse side.

This proxy may be revoked in the manner described in the Company's proxy statement for the Annual Meeting. The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting, proxy statement and Annual Report for the fiscal year ended June 30, 2013.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY TO REGISTRAR AND TRANSFER COMPANY, ATTN: PROXY DEPARTMENT, P.O.BOX 1161, CRANFORD, NEW JERSEY, 07016-9750.

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